Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, OR DISCLOSURE OF SUCH INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. REDACTED INFORMATION IS MARKED WITH A [*****].

Securities Purchase Agreement

This Securities Purchase Agreement (this “Agreement”), dated as of June 16, 2025, is entered into by and between ReTo Eco-Solutions, Inc., a British Virgin Islands business company registered with company number 1885527 (“Company”), and Streeterville Capital, LLC, a Utah limited liability company, its successors and/or assigns (“Investor”). Capitalized terms used but not otherwise defined herein will have the meanings set forth in Section 15.

A. Company and Investor are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder by the United States Securities and Exchange Commission (the “SEC”).

B. Investor desires to purchase and Company desires to issue and sell, upon the terms and conditions set forth in this Agreement: (i) one or more Pre-Paid Purchases, in form substantially similar to that attached hereto as Exhibit A (each, a “Pre-Paid Purchase”), in the aggregate purchase amount of up to $10,000,000.00 (the “Commitment Amount”), for the purchase of Class A shares, no par value per share, of Company (the “Class A Shares”), upon the terms and subject to the limitations and conditions set forth in such Pre-Paid Purchase; (ii) 28,612 Class A Shares to be delivered by Company to Investor at Closing (as defined below) as a commitment fee for the Pre-Paid Purchase facility set forth herein (the “Commitment Shares”); and (iii) 635,000 Class A Shares to be delivered to Investor at Closing to be used as pre-delivery shares (the “Pre-Delivery Shares”).

C. This Agreement, the Pre-Paid Purchases, the Registration Rights Agreement (as defined below), and all other certificates, documents, agreements, resolutions and instruments delivered to any party under or in connection with this Agreement, as the same may be amended from time to time, are collectively referred to herein as the “Transaction Documents”.

D. For purposes of this Agreement: “Purchase Shares” means all Class A Shares issuable pursuant to the Pre-Paid Purchases; and “Securities” means the Pre-Paid Purchases, the Commitment Shares, the Pre-Delivery Shares, and the Purchase Shares.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Investor hereby agree as follows:

1. Purchase and Sale of Securities.

1.1. Securities. Company shall issue and sell to Investor and Investor shall purchase from Company the Securities. In consideration thereof, Investor shall pay the Purchase Price (as defined below) at Closing.

1.2. Form of Payment. On the Closing Date (as defined below), Investor shall pay to Company via wire transfer of immediately available funds: (i) the Initial Purchase Price (as defined below) against delivery of Pre-Paid Purchase #1 in the original principal amount of $3,165,000.00 (the “Initial Pre-Paid Purchase”) and the Commitment Shares, and (ii) the Pre-Delivery Purchase Price (as defined below) against delivery of the Pre-Delivery Shares.

1.3. Closing Date. Subject to the satisfaction (or written waiver) of the conditions set forth in Section 8 and Section 9 below, the date of the issuance and sale of the Initial Pre-Paid Purchase, the Commitment Shares, and the Pre-Delivery Shares pursuant to this Agreement shall be June 16, 2025, or another mutually agreed upon date (the “Closing Date”). The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the Closing Date by means of the exchange by email of signed .pdf documents, but shall be deemed for all purposes to have occurred at the offices of Hansen Black Anderson Ashcraft PLLC in Lehi, Utah.

1.4. Collateral for Pre-Paid Purchases. The Pre-Paid Purchases shall be unsecured.

1.5. Purchase Price. The Initial Pre-Paid Purchase carries an original issue discount of $150,000.00 (“OID”). The OID for the Initial Pre-Paid Purchase will be included in the initial principal balance of the Initial Pre-Paid Purchase. In addition, Company agrees to pay $15,000.00 to Investor to cover Investor’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of the Securities (the “Transaction Expense Amount”). The OID and Transaction Expense Amount will be included in the initial principal balance of the Initial Pre-Paid Purchase. The “Initial Purchase Price”, therefore, shall be $3,000,000.00, computed as follows: $3,165,000.00 initial principal balance, less the OID, less the Transaction Expense Amount. In addition to the Initial Purchase Price, Investor will also pay $63.50 to Company for the Pre-Delivery Shares (the “Pre-Delivery Purchase Price”, and together with the Initial Purchase Price, the “Purchase Price”).

1.6. Request for Additional Pre-Paid Purchases. The parties hereby agree that Company may, at its sole and absolute discretion, from time to time during the Commitment Period, subject to the satisfaction of the conditions set forth in Annex I attached hereto, request a Pre-Paid Purchase in an amount no more than the Maximum Purchase Amount and no less than the Minimum Purchase Amount from Investor by providing a written notice of such request to Investor (each, a “Request”). The closing of each Pre-Paid Purchase shall take place on or before the third (3rd) Trading Day (as defined in the Initial Pre-Paid Purchase) following the date of such Request (the date of the closing of each Pre-Paid Purchase shall be referred to as the “Pre-Paid Purchase Date”). Subject to the satisfaction of the conditions set forth in Annex I attached hereto as of such Pre-Paid Purchase Date, Investor shall pay to Company the amount set forth in such Request (which amount shall serve as the purchase price of such Pre-Paid Purchase) in immediately available funds to an account designated by Company in writing on each Pre-Paid Purchase Date immediately following delivery of the applicable fully executed Pre-Paid Purchase in a form substantially similar to the Initial Pre-Paid Purchase except as noted in this Section 1.6. Each Pre-Paid Purchase will be considered a separate instrument with a separate outstanding balance and holding period. The OID for each subsequent Pre-Paid Purchase after the Initial Pre-Paid Purchase will be five percent (5%) of the amount set forth in the applicable Request and each subsequent Pre-Paid Purchase will accrue interest at the rate of seven percent (7%) per annum. The Floor Price (as defined in each Pre-Paid Purchase) of each subsequent Pre-Paid Purchase will be the greater of 20% of the Nasdaq Minimum Price as of the Pre-Paid Purchase Date and $1.00. The Transaction Expense Amount will only be added to the Initial Pre-Paid Purchase and not to any subsequent Pre-Paid Purchases.

2. Investor’s Representations and Warranties. Investor represents and warrants to Company that as of the date hereof and the Closing Date:

2.1. Organization; Authority. Investor is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full right, corporate power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Investor of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action on the part of such Investor. Each Transaction Document to which it is a party has been duly executed by Investor, and when delivered by Investor in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Investor, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

2.2. Own Account. Investor understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting Investor’s right to sell the Securities in compliance with applicable federal and state securities laws). Investor is acquiring the Securities hereunder in the ordinary course of its business.

2.3. Investor Status. Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the 1933 Act.

2.4. Experience of Investor. Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.

2.5. General Solicitation. Investor is not, to its knowledge, purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of Investor, any other general solicitation or general advertisement.

2.6. Access to Information. Investor acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and all reports, schedules, forms, statements and other documents filed by the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”) and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

2.7. No Public Market. Investor is aware that there is currently no public market for the Pre-Paid Purchases, that there is no guarantee that a public market will develop at any time in the future and Investor understands that the Securities are unregistered and may not presently be sold except in accordance with applicable securities laws. Investor understands that the Securities cannot be readily sold or liquidated in case of an emergency or other financial need. Investor further acknowledges and agrees that the Securities must be held indefinitely unless it is subsequently registered under the 1933 Act or an exemption from such registration is available, and Investor has been advised or is aware of the provisions of Rule 144 promulgated under the 1933 Act as in effect from time to time, which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Company and the resale occurring following the required holding period under Rule 144.

2.8. Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, Investor has not, nor has any person acting on behalf of or pursuant to any understanding with Investor, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that Investor first received a term sheet (written or oral) from the Company or any other person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Other than to the other party to this Agreement or to Investor’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and affiliates, Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). For purposes hereof, “Short Sale” has the meaning provided in Rule 200 promulgated under Regulation SHO under the 1934 Act.

2.9. No Participation in the Management of Business. Investor acknowledges that it does not have any intention to control or participate in the management of the business of Company. Investor hereby agrees that it shall not seek to control or participate in the management of the business of Company. Investor further agrees that it shall not seek to appoint any director of Company or cause any change to the board of directors of Company in any way.

Company covenants and agrees it will not use any breach or inaccuracy of any of the foregoing representations and warranties as a defense to performance of its obligations under the Transaction Documents or in any attempt to avoid, modify, reduce, rescind or void such obligations; provided, however, that Company shall otherwise retain all rights and remedies for Investor’s breach of any such representations or warranties.

3. Company’s Representations and Warranties. Company represents and warrants to Investor that as of the Closing Date: (i) Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite corporate power to own its properties and to carry on its business as now being conducted; (ii) Company is duly qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary; (iii) Company has registered its Class A Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is obligated to file reports pursuant to Section 13 or Section 15(d) of the 1934 Act; (iv) each of the Transaction Documents and the transactions contemplated hereby and thereby, have been duly and validly authorized by Company and all necessary actions have been taken; (v) this Agreement and all the other Transaction Documents have been duly executed and delivered by Company and constitute the valid and binding obligations of Company enforceable in accordance with their terms; (vi) the execution and delivery of the Transaction Documents by Company, the issuance of the Securities in accordance with the terms hereof, and the consummation by Company of the other transactions contemplated by the Transaction Documents do not and will not conflict with or result in a breach by Company of any of the terms or provisions of, or constitute a default under (a) Company’s formation documents or bylaws, each as currently in effect, (b) any indenture, mortgage, deed of trust, or other material agreement or instrument to which Company is a party or by which it or any of its properties or assets are bound, including, without limitation, any listing agreement for the Class A Shares, or (c) any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal, state or foreign regulatory body, administrative agency, or other governmental body having jurisdiction over Company or any of Company’s properties or assets; (vii) no further authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders or any investor or lender of Company is required to be obtained by Company for the issuance of the Securities to Investor or the entering into of the Transaction Documents, except any filing required to be made (a) with the China Securities Regulatory Commission, (b) under state securities or “blue sky” laws, or (c) under the Registration Rights Agreement; (viii) none of Company’s filings with the SEC contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; (ix) Company has filed all reports, schedules, forms, statements and other documents required to be filed by Company with the SEC under the 1934 Act on a timely basis in the previous 12 months or has received a valid extension of such time of filing and has filed any such report, schedule, form, statement or other document prior to the expiration of any such extension; (x) there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of Company, threatened against or affecting Company before or by any governmental authority or non-governmental department, commission, board, bureau, agency or instrumentality or any other person, wherein an unfavorable decision, ruling or finding would have a material adverse effect on Company or which would adversely affect the validity or enforceability of, or the authority or ability of Company to perform its obligations under, any of the Transaction Documents; (xi) Company has not consummated any financing transaction that has not been disclosed in a Periodic Report filed with the SEC; (xii) Company is not, nor has it been at any time in the previous twelve (12) months, a “Shell Company,” as such type of “issuer” is described in Rule 144(i)(1) under the 1933 Act; (xiii) with respect to any commissions, placement agent or finder’s fees or similar payments that will or would become due and owing by Company to any person or entity as a result of this Agreement or the transactions contemplated hereby (“Broker Fees”), any such Broker Fees will be made in full compliance with all applicable laws and regulations and only to a person or entity that is a registered investment adviser or registered broker-dealer; (xiv) Investor shall have no obligation with respect to any Broker Fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this subsection that may be due in connection with the transactions contemplated hereby and Company shall indemnify and hold harmless each of Investor, Investor’s employees, officers, directors, stockholders, members, managers, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and reasonable attorneys’ fees) and expenses suffered in respect of any such claimed Broker Fees; (xv) neither Investor nor any of its officers, directors, stockholders, members, managers, employees, agents or representatives has made any representations or warranties to Company or any of its officers, directors, employees, agents or representatives except as expressly set forth in the Transaction Documents and, in making its decision to enter into the transactions contemplated by the Transaction Documents, Company is not relying on any representation, warranty, covenant or promise of Investor or its officers, directors, members, managers, employees, agents or representatives other than as set forth in the Transaction Documents; (xvi) Company acknowledges that the State of Utah has a reasonable relationship and sufficient contacts to the transactions contemplated by the Transaction Documents and any dispute that may arise related thereto such that the venue of the State of Utah, as set forth more specifically in Section 16.2 below, shall be applicable to the Transaction Documents and the transactions contemplated therein; (xvii) Company acknowledges that Investor is not registered as a “dealer” under the 1934 Act; (xviii) Company has performed due diligence and background research on Investor and its affiliates and has received and reviewed the due diligence packet provided by Investor; (xix) Company agrees that each Pre-Paid Purchase issued hereunder will be deemed to be a security under the 1933 Act for all purposes and agrees not to take a contrary position in any document, statement, setting, or situation; and (xx) Company has elected to be governed by home country rules, such that Nasdaq Listing Rule 5635(d) will not apply to Company, and has notified Nasdaq of its intention to be subject to home country rules in lieu of Nasdaq Listing Rule 5635(d) and has disclosed such election in its Annual Report on Form 20-F. Company, being aware of the matters and legal issues described in subsections (xvii) and (xviii) above, acknowledges and agrees that such matters, or any similar matters, have no bearing on the transactions contemplated by the Transaction Documents and covenants and agrees it will not use any such information or legal theory as a defense to performance of its obligations under the Transaction Documents or in any attempt to avoid, modify, reduce, rescind or void such obligations.

4. Company Covenants. Until all of Company’s obligations under all of the Transaction Documents are paid and performed in full, or within the timeframes otherwise specifically set forth below, Company will at all times comply with the following covenants: (i) so long as Investor beneficially owns any of the Securities and for at least twenty (20) Trading Days thereafter, Company will remain in good standing with its Principal Market and timely file on the applicable deadline all reports required to be filed with the SEC pursuant to Sections 13 or 15(d) of the 1934 Act, and will take all reasonable action under its control to ensure that adequate current public information with respect to Company, as required in accordance with Rule 144 of the 1933 Act, is publicly available, and will not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination; (ii) when issued, the Commitment Shares, the Pre-Delivery Shares and the Purchase Shares will be duly authorized, validly issued, fully paid for and non-assessable, free and clear of all liens, claims, charges and encumbrances; (iii) the Class A Shares will be listed or quoted for trading on Nasdaq; (iv) trading in the Class A Shares will not be suspended, halted, chilled, frozen, reach zero bid or otherwise cease trading on Company’s Principal Market for a period of more than ten (10) consecutive Trading Days; (v) Company will not make any Restricted Issuance (as defined below) without Investor’s prior written consent, which consent may be granted or withheld in Investor’s sole and absolute discretion; and (vi) Company will not enter into any agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits Company: (a) from entering into a variable rate transaction with Investor or any affiliate of Investor, or (b) from issuing Class A Shares, preferred stock, warrants, convertible notes, Pre-Paid Purchases, other debt securities, or any other Company securities to Investor or any affiliate of Investor. For purposes hereof, the term “Restricted Issuance” means the issuance, incurrence or guaranty of any debt obligations (including any merchant cash advance, account receivable factoring or other similar agreement), other than trade payables in the ordinary course of business, or the issuance of any securities that (1) have or may have conversion rights of any kind, contingent, conditional or otherwise, in which the number of shares that may be issued pursuant to such conversion right varies with the market price of the Class A Shares; (2) are or may become convertible into Class A Shares (including without limitation convertible debt, warrants or convertible preferred shares), with a conversion price that varies with the market price of the Class A Shares, even if such security only becomes convertible following an event of default, the passage of time, or another trigger event or condition; (3) have a fixed conversion price, exercise price or exchange price that is subject to being reset at some future date at any time after the initial issuance of such debt or equity security (A) due to a change in the market price of Company’s Class A Shares since the date of the initial issuance or (B) upon the occurrence of specified or contingent events directly or indirectly related to the business of Company (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), or such debt security contains a fixed conversion price with a provision to increase the outstanding balance upon a breach or default; or (4) are issued or will be issued in connection with a Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange. For the avoidance of doubt, Class A Shares issued pursuant to any of the following will not be considered Restricted Issuances: (i) ATM facilities; (ii) primary offerings without variable price mechanics, other than variable priced warrants that have no provision that will increase the number of warrant shares issued at closing or increase the number of shares issuable under each warrant to a ratio of more than 1:1; (iii) stock issuances to non-US persons; and (iv) the issuance of Class A Shares in conjunction with acquisitions provided that such issuances do not cause a change of control or have variable price mechanisms.

5. Additional Covenants. Company covenants with Investor as follows, which covenants are for the benefit of Investor during the Commitment Period:

5.1. Registration Statement.

(a) The Registration Statement. Within forty-five (45) days of Closing, in accordance with the provisions of the 1933 Act and the rules and regulations thereunder, Company will file a registration statement on Form F-3 or if such form is not available, on Form F-1 (the “Initial Registration Statement”) registering the resale of the Commitment Shares, the Pre-Delivery Shares, the Purchase Shares, and any other Class A Shares issuable pursuant to this Agreement or the Pre-Paid Purchases, including a base prospectus, with respect to the issuance and sale of securities by Company, including Class A Shares, which contains, among other things a Plan of Distribution section disclosing the methods by which Investor may sell the Class A Shares. Except where the context otherwise requires, the Initial Registration Statement, as amended when it becomes effective, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus subsequently filed with the SEC pursuant to Rule 424(b) (a “Prospectus”) under the 1933 Act or deemed to be a part of the Initial Registration Statement pursuant to Rule 430B of the 1933 Act, is herein called the “Registration Statement.” Company covenants to file one or more Registration Statements as necessary to have sufficient Class A Shares registered at all times to accommodate the full Commitment Amount. Following effectiveness of the Initial Registration Statement, Company will use reasonable best efforts to maintain the effectiveness of the Initial Registration Statement, or any subsequent Registration Statements, at all times Investor owns any of the Securities.

(b) Initial Disclosure. Within four (4) business days after the execution of the Initial Pre-Paid Purchase, Company shall file with the SEC a current report on Form 6-K or such other appropriate form as determined by counsel to Company (the “Current Report”), relating to the transactions contemplated by this Agreement disclosing all information relating to the transaction contemplated hereby required to be disclosed therein.

(c) Amendments and Other Filings. Company shall (i) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the related prospectus used in connection with such Registration Statement, and (ii) all Periodic Reports as may be necessary to keep such Registration Statement effective at all times during the Commitment Period.

(d) Blue-Sky. To the extent legally required, Company shall use its commercially reasonable efforts to, if required by Applicable Laws, (i) register and qualify the Class A Shares covered by a Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Commitment Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Commitment Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Class A Shares for sale in such jurisdictions. Company shall promptly notify Investor of the receipt by Company of any notification with respect to the suspension of the registration or qualification of any of the Class A Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

5.2. Listing of Class A Shares. As of each Purchase Notice Date, Company will use its commercially reasonable efforts to cause the Purchase Shares to be listed on the Principal Market.

5.3. Notice of Certain Events Affecting Registration; Suspension of Right to Request a Pre-Paid Purchase. Company will promptly notify Investor, and confirm in writing, upon its becoming aware of the occurrence of any of the following events in respect of a Registration Statement or related Prospectus (in each of which cases the information provided to Investor will be kept strictly confidential): (i) except for requests made in connection with SEC investigations, receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement or any request for amendments or supplements to the Registration Statement or related Prospectus; (ii) the issuance by the SEC or any other federal governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Class A Shares for sale in any jurisdiction or the initiation or written threat of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement a related Prospectus to comply with the 1933 Act or any other law; (v) Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate and Company will promptly make available to Investor any such supplement or amendment to the related Prospectus. Investor shall not deliver to Company any Purchase Notice, and Company shall not sell any Purchase Shares pursuant to any pending Purchase Notice, during the continuation of any of the foregoing events (each of the events described in the immediately preceding clauses (i) through (v), inclusive, a “Material Outside Event”). Company shall be obligated to cure any Material Outside Event within ten (10) Trading Days. Notwithstanding anything to the contrary contained in this paragraph, consistent with Section 5.6, Company may not disclose to the Investor any material information not yet publicly available or disclosed to other shareholders.

5.4. Market Activities. Company will not, directly or indirectly, take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the manipulation of the price of any security of Company under Regulation M of the 1934 Act.

5.5. No Frustration. Company shall not enter into, announce or recommend to its stockholders any agreement, plan, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability or right of Company to perform its obligations under the Transaction Documents to which it is a party, including, without limitation, the obligation of Company to deliver the Purchase Shares to Investor pursuant to a Purchase Notice.

5.6. Material Non-Public Information. From and after the filing of the Current Report with the SEC, Company shall have publicly disclosed all material, non-public information delivered to Investor (or Investor’s representatives or agents) by Company or any of its subsidiaries, or any of their respective officers, directors, employees, agents or representatives (if any) in connection with Company and any of its subsidiaries.  Company understands and confirms that Investor will rely on the foregoing representations in effecting resales of Purchase Shares under the Registration Statement. Company covenants and agrees that, other than with Investor’s prior consent, it shall refrain from disclosing, and shall cause its officers, directors, employees and agents to refrain from disclosing, any material non-public information (as determined under the 1933 Act, the 1934 Act, or the rules and regulations of the SEC) to Investor without also disseminating such information to the public within a reasonable time period thereafter, unless prior to disclosure of such information Company identifies such information as being material non-public information and provides Investor with the opportunity to accept or refuse to accept such material non-public information for review.

6. Indemnification.

6.1. Indemnification by Company. In consideration of Investor’s execution and delivery of this Agreement and acquiring the Pre-Paid Purchases hereunder, and in addition to all of Company’s other obligations under this Agreement, Company shall defend, protect, indemnify and hold harmless Investor and its officers, directors, managers, members, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls Investor within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Purchase Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to Company by or on behalf of Investor specifically for inclusion therein; (b) any material misrepresentation or breach of any material representation or material warranty made by Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any material breach of any material covenant, material agreement or material obligation of Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by Company may be unenforceable under Applicable Laws, Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Laws.

6.2. Indemnification by Investor. In consideration of Company’s execution and delivery of this Agreement, and in addition to all of Investor’s other obligations under this Agreement, Investor shall defend, protect, indemnify and hold harmless Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Purchase Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Investor will only be liable for written information relating to Investor furnished to Company by or on behalf of Investor specifically for inclusion in the documents referred to in the foregoing indemnity, and will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to Investor by or on behalf of Company specifically for inclusion therein; (b) any misrepresentation or breach of any representation or warranty made by Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by Investor; or (c) any breach of any covenant, agreement or obligation of Investor contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by Investor. To the extent that the foregoing undertaking by Investor may be unenforceable under Applicable Laws, Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Laws.

6.3. Notice of Claims. Promptly after receipt by an Investor Indemnitee or Company Indemnitee of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee or Company Indemnitee, as applicable, shall, if a claim for an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it of liability under this Section 6 except to the extent the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the indemnifying party and Investor Indemnitee or Company Indemnitee, as the case may be; provided, however, that an Investor Indemnitee or Company Indemnitee shall have the right to retain its own counsel with the actual and reasonable third party fees and expenses of not more than one counsel for such Investor Indemnitee or Company Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of Investor Indemnitee or Company Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee or Company Indemnitee and any other party represented by such counsel in such proceeding. Investor Indemnitee or Company Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to Investor Indemnitee or Company Indemnitee which relates to such action or claim. The indemnifying party shall keep Investor Indemnitee or Company Indemnitee reasonably apprised as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of Investor Indemnitee or Company Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee or Company Indemnitee of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of Investor Indemnitee or Company Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received and payment therefor is due.

7. Termination. So long as no Pre-Paid Purchases are outstanding and Investor owns no Purchase Shares, Company will have the right to terminate this Agreement upon five (5) days’ prior written notice to Investor.

8. Conditions to Company’s Obligation to Sell. The obligation of Company hereunder to issue and sell the Initial Pre-Paid Purchase, the Commitment Shares and the Pre-Delivery Shares to Investor at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

8.1. Investor shall have executed this Agreement and the Initial Pre-Paid Purchase and delivered the same to Company.

8.2. Investor shall have delivered the Purchase Price to Company in accordance with Section 1.2 above.

8.3. The representations and warranties of Investor contained herein (or, to the extent representations or warranties are qualified by materiality, in all aspects) are accurate in all material aspects on the Closing Date (unless as of a specific date therein in which case they shall be accurate in all material aspects as of such cate).

8.4. All obligations, covenants and agreements of Investor required to be performed at or prior to the Closing Date shall have been performed.

9. Conditions to Investor’s Obligation to Purchase. The obligation of Investor hereunder to purchase the Initial Pre-Paid Purchase at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided that these conditions are for Investor’s sole benefit and may be waived by Investor at any time in its sole discretion:

9.1. Company shall have executed this Agreement and the Initial Pre-Paid Purchase and delivered the same to Investor.

9.2. Company shall have issued the Commitment Shares and the Pre-Delivery Shares to Investor.

9.3. Company shall have delivered to Investor a fully executed Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”).

9.4. Company shall have delivered to Investor a fully executed Irrevocable Letter of Instructions to Transfer Agent (the “TA Letter”) substantially in the form attached hereto as Exhibit C acknowledged and agreed to in writing by Company’s transfer agent (the “Transfer Agent”).

9.5. Company shall have delivered to Investor a fully executed Officer’s Certificate substantially in the form attached hereto as Exhibit D evidencing Company’s approval of the Transaction Documents.

9.6. Company shall have delivered to Investor a fully executed Share Issuance Resolution substantially in the form attached hereto as Exhibit E to be delivered to the Transfer Agent.

9.7. Company shall have delivered to Investor fully executed copies of all other Transaction Documents required to be executed by Company herein or therein.

10. Reservation of Shares. On the date hereof, Company will reserve 3,200,000 Class A Shares from its authorized and unissued Class A Shares to provide for all issuances of Class A Shares under this Agreement and all Pre-Paid Purchases (the “Share Reserve”). Company further agrees to add additional Class A Shares to the Share Reserve in increments of 100,000 shares as and when requested by Investor if as of the date of any such request the number of shares being held in the Share Reserve is less than three (3) times the number of Class A Shares equal to the Pre-Paid Purchase Outstanding Balance divided by the Purchase Share Purchase Price (as defined in the Pre-Paid Purchases). Company shall further require the Transfer Agent to hold the Class A Shares reserved pursuant to the Share Reserve exclusively for the benefit of Investor and to issue such shares to Investor promptly upon Investor’s delivery of a Purchase Notice under the Pre-Paid Purchase. Finally, Company shall require the Transfer Agent to issue Class A Shares pursuant to the Pre-Paid Purchase to Investor out of its authorized and unissued shares, and not the Share Reserve, to the extent Class A Shares have been authorized, but not issued, and are not included in the Share Reserve. The Transfer Agent shall only issue Class A Shares out of the Share Reserve to the extent there are no other authorized shares available for issuance and then only with Investor’s written consent.

11. Pre-Delivery Shares.

11.1. Investor shall not, directly or indirectly, sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of, or enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition of (collectively, “Transfer”), any Pre-Delivery Shares, provided; however, that during the period beginning on any day in which Investor delivers a Purchase Notice to Company and ending on the date of delivery of the Purchase Shares by Company covered by such Purchase Notice (such period, the “Interim Period”), Investor may Transfer a number of Pre-Delivery Shares up to the number of Purchase Shares covered by the applicable Purchase Notice; provided further that to the extent any such Transfer is made by Investor during the Interim Period, an equal number of Purchase Shares shall be deemed to be Pre- Delivery Shares upon delivery by Company to Investor (which shall be subject to the terms and conditions hereunder applicable to Pre-Delivery Shares) such that the total number of Pre-Delivery Shares held by Investor prior to Company’s exercise of its repurchase right under Section 12.2 shall always be equal to the initial number of Pre-Delivery Shares delivered to Investor hereunder except during the Interim Period. Notwithstanding the foregoing, Company agrees that Investor may Transfer up to $250,000.00 in Pre-Delivery Shares before needing to submit a Purchase Notice.

11.2. At such time as the Pre-Paid Purchase Outstanding Balance is zero and the Commitment Period has ended, Company may repurchase the Pre-Delivery Shares upon a written request delivered to Investor within thirty (30) Trading Days of the later of both such events, and within thirty (30) Trading Days of such written request from Company, Investor shall deliver to Company a number of Class A Shares equal to the number of Pre-Delivery Shares (as adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transactions occurring after the date hereof) delivered to Investor hereunder, and Company will pay Investor $0.0001 for each such Pre-Delivery Share prior to Investor’s delivery of such shares.

12. Participation Right. Beginning on the Closing Date and ending on the date that all Pre-Paid Purchases have been paid in full and the Commitment Period terminated or otherwise expired, Company hereby grants to Investor a participation right, whereby Investor shall have the right to participate at Investor’s discretion in up to thirty percent (30%) of the amount sold in any Restricted Issuance (the “Participation Right”). Within two (2) Trading Days following the consummation of a Restricted Issuance (provided, however, that with respect to any public offering of the Company’s securities, the aforementioned time frame shall instead be upon the commencement of offers to the public), Company will provide Investor with written notice of the consummation of such Restricted Issuance, along with copies of the transaction documents. Investor will then have up to five (5) Trading Days to elect to purchase up to thirty percent (30%) of the amount of debt or equity securities issued in such transaction on the most favorable terms and conditions offered to any other purchaser of the same securities. The parties agree that in the event Company breaches its obligations with respect to the Participation Right, Investor’s sole and exclusive remedy shall be to receive, as liquidated damages, an amount equal to ten percent (10%) of the amount Investor would have been entitled to invest under the Participation Right. For the avoidance of doubt, Company’s breach of its obligations with respect to the Participation Right will not be considered Event of Default (as defined in each Pre-Paid Purchase) under the Pre-Paid Purchases.

13. No Shorting. During the Commitment Period, neither Investor nor any of its subsidiaries, directors, officers, employees or other affiliates has or will directly or indirectly engage in any open market Short Sales of Class A Shares; provided, however, that unless and until Company has affirmatively demonstrated by the use of specific evidence that Investor is engaging in open market Short Sales, Investor shall be assumed to be in compliance with the provisions of this Section 13 and Company shall remain fully obligated to fulfill all of its obligations under the Transaction Documents; and provided, further, that (A) Company shall under no circumstances be entitled to request or demand that Investor either (1) provide trading or other records of Investor or of any party or (2) affirmatively demonstrate that Investor or any other party has not engaged in any such Short Sales in breach of these provisions as a condition to Company’s fulfillment of its obligations under any of the Transaction Documents, (B) Company shall not assert Investor’s or any other party’s failure to demonstrate such absence of such Short Sales or provide any trading or other records of Investor or any other party as all or part of a defense to any breach of Company’s obligations under any of the Transaction Documents, and (C) Company shall have no setoff right with respect to any such Short Sales. For the purposes hereof, and in accordance with Regulation SHO, the sale after delivery of a Purchase Notice of such number of Class A Shares reasonably expected to be purchased under a Purchase Notice shall not be deemed a Short Sale.

14. OFAC; Patriot Act.

14.1. OFAC Certification. Company certifies that (i) it is not acting on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department, through its Office of Foreign Assets Control (“OFAC”) or otherwise, as a terrorist, “Specially Designated Nation”, “Blocked Person”, or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC or another department of the United States government, and (ii) Company is not engaged in this transaction on behalf of, or instigating or facilitating this transaction on behalf of, any such person, group, entity or nation.

14.2. Foreign Corrupt Practices. Neither Company, nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of Company or any subsidiary has, in the course of his actions for, or on behalf of, Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

14.3. Patriot Act. Company shall not (i) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the OFAC) that prohibits or limits Investor from making any advance or extension of credit to Company or from otherwise conducting business with Company, or (ii) fail to provide documentary and other evidence of Company’s identity as may be requested by Investor at any time to enable Investor to verify Company’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318. Company shall comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect. Upon Investor’s request from time to time, Company shall certify in writing to Investor that Company’s representations, warranties and obligations under this Section 14.3 remain true and correct and have not been breached. Company shall immediately notify Investor in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Company has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Company shall comply with all requirements of law and directives of governmental authorities and, at Investor’s request, provide to Investor copies of all notices, reports and other communications exchanged with, or received from, governmental authorities relating to such an event. Company shall also reimburse Investor any expense reasonably incurred by Investor in evaluating the effect of such an event on the Pre-Paid Purchases contemplated hereby, in obtaining any necessary license from governmental authorities as may be necessary for Investor to enforce its rights under the Transaction Documents, and in complying with all requirements of law applicable to Investor as the result of the existence of such an event and for any penalties or fines imposed upon Investor as a result thereof.

15. Certain Definitions.

15.1. “Applicable Laws” means all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any sanctions laws.

15.2. “Change of Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of Company’s securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of Company, or would otherwise have the power to control Company or to direct the operations of Company.

15.3. “Commitment Period” means the period beginning on the Closing Date and ending on the earlier of: (i) the date that is two (2) years from the Closing Date, (ii) the date Company has sold $10,000,000.00 in Pre-Paid Purchases hereunder; and (iii) termination of this Agreement. Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the Commitment Period for any Pre-Paid Purchases shall automatically terminate immediately prior to the consummation of such Change of Control. Company may waive this condition subsequent, at its sole discretion. For the avoidance of doubt, the termination of the Commitment Period will not affect Company’s obligations with respect to Pre-Paid Purchases issued prior to the termination of the Commitment Period.

15.4. “Maximum Purchase Amount” means $2,000,000.00 less the Pre-Paid Purchase Outstanding Balance, rounded down to the nearest $1,000.00.

15.5. “Minimum Purchase Amount” means $250,000.00.

15.6. “Nasdaq Minimum Price” means the Minimum Price as defined under Nasdaq Rule 5635(d).

15.7. “Periodic Reports” shall mean Company’s (i) annual reports on Form 20-F, (ii) current reports on Form 6-K, and (iii) all other reports, required to be filed by Company with the SEC under applicable laws and regulations (including, without limitation, Regulation S-K); provided that all such Periodic Reports shall include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all applicable laws and regulations.

15.8. “Pre-Paid Purchase Outstanding Balance” means the aggregate outstanding balance of all outstanding Pre-Paid Purchases. The Pre-Paid Outstanding Balance will be deemed equal to zero upon Company’s delivery to Investor of the underlying Purchase Shares pursuant to the final Purchase Notice that reduces the Pre-Paid Purchase Outstanding Balance to zero.

15.9. “Principal Market” means the Nasdaq; provided however, that in the event Company’s Class A Shares are ever listed or traded on the New York Stock Exchange, or the NYSE American, then the “Principal Market” shall mean such other market or exchange on which Company’s Class A Shares are then listed or traded.

15.10. “Purchase Notice” means a written notice in the form of Exhibit A to the Pre-Paid Purchase delivered by Investor to Company requiring Company to sell Purchase Shares to Investor.

15.11. “Purchase Notice Date” means each date Investor delivers to Company a Purchase Notice.

16. Miscellaneous. The provisions set forth in this Section 16 shall apply to this Agreement, as well as all other Transaction Documents as if these terms were fully set forth therein; provided, however, that in the event there is a conflict between any provision set forth in this Section 16 and any provision in any other Transaction Document, the provision in such other Transaction Document shall govern.

16.1. Arbitration of Claims. The parties shall submit all Claims (as defined in Exhibit F) arising under this Agreement or any other Transaction Document or any other agreement between the parties and their affiliates or any Claim relating to the relationship of the parties to binding arbitration pursuant to the arbitration provisions set forth in Exhibit F attached hereto (the “Arbitration Provisions”). For the avoidance of doubt, the parties agree that the injunction described in Section 16.3 below may be pursued in an arbitration that is separate and apart from any other arbitration regarding all other Claims arising under the Transaction Documents. The parties hereby acknowledge and agree that the Arbitration Provisions are unconditionally binding on the parties hereto and are severable from all other provisions of this Agreement. By executing this Agreement, Company represents, warrants and covenants that Company has reviewed the Arbitration Provisions carefully, consulted with legal counsel about such provisions (or waived its right to do so), understands that the Arbitration Provisions are intended to allow for the expeditious and efficient resolution of any dispute hereunder, agrees to the terms and limitations set forth in the Arbitration Provisions, and that Company will not take a position contrary to the foregoing representations. Company acknowledges and agrees that Investor may rely upon the foregoing representations and covenants of Company regarding the Arbitration Provisions.

16.2. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party consents to and expressly agrees that the exclusive venue for arbitration of any dispute arising out of or relating to any Transaction Document or the relationship of the parties or their affiliates shall be in Salt Lake County, Utah. Without modifying the parties’ obligations to resolve disputes hereunder pursuant to the Arbitration Provisions, for any litigation arising in connection with any of the Transaction Documents (and notwithstanding the terms (specifically including any governing law and venue terms) of any transfer agent services agreement or other agreement between the Transfer Agent and Company, such litigation specifically includes, without limitation any action between or involving Company and the Transfer Agent under the TA Letter or otherwise related to Investor in any way (specifically including, without limitation, any action where Company seeks to obtain an injunction, temporary restraining order, or otherwise prohibit the Transfer Agent from issuing Class A Shares to Investor for any reason)), each party hereto hereby (i) consents to and expressly submits to the exclusive personal jurisdiction of any state or federal court sitting in Salt Lake County, Utah, (ii) expressly submits to the exclusive venue of any such court for the purposes hereof, (iii) agrees to not bring any such action (specifically including, without limitation, any action where Company seeks to obtain an injunction, temporary restraining order, or otherwise prohibit the Transfer Agent from issuing Class A Shares to Investor for any reason) outside of any state or federal court sitting in Salt Lake County, Utah, and (iv) waives any claim of improper venue and any claim or objection that such courts are an inconvenient forum or any other claim, defense or objection to the bringing of any such proceeding in such jurisdiction or to any claim that such venue of the suit, action or proceeding is improper. Finally, Company covenants and agrees to name Investor as a party in interest in, and provide written notice to Investor in accordance with Section 16.10 below prior to bringing or filing, any action (including without limitation any filing or action against any person or entity that is not a party to this Agreement, including without limitation the Transfer Agent) that is related in any way to the Transaction Documents or any transaction contemplated herein or therein, including without limitation any action brought by Company to enjoin or prevent the issuance of any Class A Shares to Investor by the Transfer Agent, and further agrees to timely name Investor as a party to any such action. Company acknowledges that the governing law and venue provisions set forth in this Section 16.2 are material terms to induce Investor to enter into the Transaction Documents and that but for Company’s agreements set forth in this Section 16.2 Investor would not have entered into the Transaction Documents.

16.3. Specific Performance. Company acknowledges and agrees that Investor may suffer irreparable harm in the event that Company fails to perform any material provision of this Agreement or any of the other Transaction Documents in accordance with its specific terms. It is accordingly agreed that Investor shall be entitled to one or more injunctions to prevent or cure breaches of the provisions of this Agreement or such other Transaction Document and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which Investor may be entitled under the Transaction Documents, at law or in equity. Company specifically agrees that: (i) following an Event of Default under any Pre-Paid Purchase, Investor shall have the right to seek and receive injunctive relief from a court or an arbitrator prohibiting Company from issuing any of its Class A Shares or preferred stock to any party unless the Pre-Paid Purchase Outstanding Balance is being paid in full simultaneously with such issuance; (ii) following a breach of Section 4(vi) above, Investor shall have the right to seek and receive injunctive relief from a court or arbitrator invalidating such lock-up; and (iii) if Company enters into a definitive agreement that contemplates a Fundamental Transaction (as defined in the Initial Pre-Paid Purchase), unless such agreement contains a closing condition that all outstanding Pre-Paid Purchases are repaid in full upon consummation of the transaction or Investor has provided its written consent in writing to such Fundamental Transaction, Investor shall have the right to seek and receive injunctive relief from a court or arbitrator preventing the consummation of such transaction. Company specifically acknowledges that Investor’s right to obtain specific performance constitutes bargained for leverage and that the loss of such leverage would result in irreparable harm to Investor. For the avoidance of doubt, in the event Investor seeks to obtain an injunction from a court or an arbitrator against Company or specific performance of any provision of any Transaction Document, such action shall not be a waiver of any right of Investor under any Transaction Document, at law, or in equity, including without limitation its rights to arbitrate any Claim pursuant to the terms of the Transaction Documents, nor shall Investor’s pursuit of an injunction prevent Investor, under the doctrines of claim preclusion, issues preclusion, res judicata or other similar legal doctrines, from pursuing other Claims in the future in a separate arbitration.

16.4. Calculation Disputes. Notwithstanding the Arbitration Provisions, in the case of a dispute as to any determination or arithmetic calculation under the Transaction Documents, including without limitation, calculating the Outstanding Balance, Purchase Share Purchase Price, VWAP (each, as defined in the Initial Pre-Paid Purchase) or the number of Purchase Shares (each, a “Calculation”), Company or Investor (as the case may be) shall submit any disputed Calculation via email or facsimile with confirmation of receipt (i) within two (2) Trading Days after receipt of the applicable notice giving rise to such dispute to Company or Investor (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after Investor learned of the circumstances giving rise to such dispute. If Investor and Company are unable to agree upon such Calculation within two (2) Trading Days of such disputed Calculation being submitted to Company or Investor (as the case may be), then Investor will promptly submit via email or facsimile the disputed Calculation to Unkar Systems Inc. (“Unkar Systems”). Investor shall cause Unkar Systems to perform the Calculation and notify Company and Investor of the results no later than ten (10) Trading Days from the time it receives such disputed Calculation. Unkar Systems’ determination of the disputed Calculation shall be binding upon all parties absent demonstrable error. Unkar Systems’ fee for performing such Calculation shall be paid by the incorrect party, or if both parties are incorrect, by the party whose Calculation is furthest from the correct Calculation as determined by Unkar Systems. In the event Company is the losing party, no extension of the Delivery Date (as defined in the Initial Pre-Paid Purchase) shall be granted and Company shall incur all effects for failing to deliver the applicable shares in a timely manner as set forth in the Transaction Documents. Notwithstanding the foregoing, Investor may, in its sole discretion, designate an independent, reputable investment bank or accounting firm other than Unkar Systems to resolve any such dispute and in such event, all references to “Unkar Systems” herein will be replaced with references to such independent, reputable investment bank or accounting firm so designated by Investor.

16.5. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

16.6. Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

16.7. Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

16.8. Entire Agreement. This Agreement, together with the other Transaction Documents, contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Company nor Investor makes any representation, warranty, covenant or undertaking with respect to such matters. For the avoidance of doubt, all prior term sheets or other documents between Company and Investor, or any affiliate thereof, related to the transactions contemplated by the Transaction Documents (collectively, “Prior Agreements”), that may have been entered into between Company and Investor, or any affiliate thereof, are hereby null and void and deemed to be replaced in their entirety by the Transaction Documents. To the extent there is a conflict between any term set forth in any Prior Agreement and the term(s) of the Transaction Documents, the Transaction Documents shall govern.

16.9. Amendments. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by both parties hereto.

16.10. Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of: (i) the date delivered, if delivered by personal delivery as against written receipt therefor or by email to an executive officer named below or such officer’s successor, or by facsimile (with successful transmission confirmation which is kept by sending party), (ii) upon delivery, when sent by electronic mail (provided that the sending party does not receive an automated rejection notice); (iii) the earlier of the date delivered or the fifth Trading Day after deposit, postage Pre-Paid, in the United States Postal Service by certified mail, or (iv) the earlier of the date delivered or the third Trading Day after mailing by U.S. nationally recognized overnight courier service, with delivery costs and fees Pre-Paid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by five (5) calendar days’ advance written notice similarly given to each of the other parties hereto):

If to Company:

ReTo Eco-Solutions, Inc.

Attn: Xinyang Li

X-702, Tower A, 60 Anli Road

Chaoyang District, Beijing

PRC 100101

Email: [*****]

With a copy to (which copy shall not constitute notice):

Ellenoff Grossman & Schole LLP

Attn: Wei Wang, Esq.

1345 Avenue of the Americas

New York, NY 10105

Email: [*****]

If to Investor:

Streeterville Capital, LLC

Attn: John M. Fife

297 Auto Mall Drive Suite #4

St. George, Utah 84770

Email: [*****]

With a copy to (which copy shall not constitute notice):

Hansen Black Anderson Ashcraft PLLC

Attn: Jonathan Hansen

3051 West Maple Loop Drive, Suite 325

Lehi, Utah 84043

Email: [*****]

16.11. Successors and Assigns. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by Investor hereunder may be assigned by Investor to its affiliates, in whole or in part, without the need to obtain Company’s consent thereto. Except as set forth above, neither Investor nor Company may assign its rights or obligations under this Agreement or delegate its duties hereunder, whether directly or indirectly, without the prior written consent of the other party, and any such attempted assignment or delegation shall be null and void.

16.12. Survival. The representations and warranties of Company and Investor and the agreements and covenants set forth in this Agreement shall survive the Closing hereunder notwithstanding any due diligence investigation conducted by or on behalf of Investor or Company. Company and Investor each agrees to indemnify and hold harmless the other party and all its officers, directors, employees, attorneys, and agents for loss or damage arising as a result of or related to any breach or alleged breach by the other party of any of its representations, warranties and covenants set forth in this Agreement or any of its covenants and obligations under this Agreement, including advancement of expenses as they are incurred.

16.13. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

16.14. Investor’s Rights and Remedies Cumulative. All rights, remedies, and powers conferred in this Agreement and the Transaction Documents are cumulative and not exclusive of any other rights or remedies, and shall be in addition to every other right, power, and remedy that Investor may have, whether specifically granted in this Agreement or any other Transaction Document, or existing at law, in equity, or by statute, and any and all such rights and remedies may be exercised from time to time and as often and in such order as Investor may deem expedient.

16.15. Attorneys’ Fees and Cost of Collection. In the event any suit, action or arbitration is filed by either party against the other to interpret or enforce any of the Transaction Documents, the unsuccessful party to such action agrees to pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees incurred therein, including the same with respect to an appeal. The “prevailing party” shall be the party in whose favor a judgment is entered, regardless of whether judgment is entered on all claims asserted by such party and regardless of the amount of the judgment; or where, due to the assertion of counterclaims, judgments are entered in favor of and against both parties, then the arbitrator shall determine the “prevailing party” by taking into account the relative dollar amounts of the judgments or, if the judgments involve nonmonetary relief, the relative importance and value of such relief. Nothing herein shall restrict or impair an arbitrator’s or a court’s power to award fees and expenses for frivolous or bad faith pleading. If (i) any Pre-Paid Purchase is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Investor otherwise takes action to collect amounts due under the Pre-Paid Purchases or to enforce the provisions of the Pre-Paid Purchases, or (ii) there occurs any bankruptcy, reorganization, receivership of Company or other proceedings affecting Company’s creditors’ rights and involving a claim under the Pre-Paid Purchases; then Company shall pay the costs incurred by Investor for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, reasonable attorneys’ fees, expenses, deposition costs, and disbursements.

16.16. Waiver. No waiver of any provision of this Agreement shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

16.17. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

16.18. Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Agreement and the other Transaction Documents.

16.19. Voluntary Agreement. Company has carefully read this Agreement and each of the other Transaction Documents and has asked any questions needed for Company to understand the terms, consequences and binding effect of this Agreement and each of the other Transaction Documents and fully understand them. Company has had the opportunity to seek the advice of an attorney of Company’s choosing, or has waived the right to do so, and is executing this Agreement and each of the other Transaction Documents voluntarily and without any duress or undue influence by Investor or anyone else.

16.20. Document Imaging. Investor shall be entitled, in its sole discretion, to image or make copies of all or any selection of the agreements, instruments, documents, and items and records governing, arising from or relating to any of Company’s loans, including, without limitation, this Agreement and the other Transaction Documents, and Investor may destroy or archive the paper originals. The parties hereto (i) waive any right to insist or require that Investor produce paper originals, (ii) agree that such images shall be accorded the same force and effect as the paper originals, (iii) agree that Investor is entitled to use such images in lieu of destroyed or archived originals for any purpose, including as admissible evidence in any demand, presentment or other proceedings, and (iv) further agree that any executed facsimile (faxed), scanned, emailed, or other imaged copy of this Agreement or any other Transaction Document shall be deemed to be of the same force and effect as the original manually executed document.

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IN WITNESS WHEREOF, the undersigned Investor and Company have caused this Agreement to be duly executed as of the date first above written.

INVESTOR:

Streeterville Capital, LLC

By:	/s/ John M. Fife
John M. Fife, President

COMPANY:

ReTo Eco-Solutions, Inc.

By:	/s/ Xinyang Li
Xinyang Li, Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

ATTACHED EXHIBITS:

Exhibit A	Initial Pre-Paid Purchase
Exhibit B	Registration Rights Agreement
Exhibit C	Irrevocable Transfer Agent Instructions
Exhibit D	Officer’s Certificate
Exhibit E	Share Issuance Resolution
Exhibit F	Arbitration Provisions

annex I

CONDITIONS PRECEDENT TO INVESTOR’S OBLIGATION TO PURCHASE A PRE-PAID PURCHASE

The obligation of Investor to purchase from Company a Pre-Paid Purchase hereunder on each Pre-Paid Purchase Date is subject to the satisfaction, as of the date of each Request for a Pre-Paid Purchase and each Pre-Paid Purchase Date, of each of the following conditions, provided that these conditions are for Investor’s sole benefit and may be waived by Investor at any time in its sole discretion by providing Company with prior written notice thereof:

(a)	Company shall have duly executed and delivered to Investor each of the Transaction Documents to which it is a party.

(b)	There is an effective Registration Statement pursuant to which Investor is permitted to utilize the prospectus thereunder to sell all of the Purchase Shares issuable pursuant to such Pre-Paid Purchase. The Current Report shall have been filed with the SEC and Company shall have filed with the SEC in a timely manner all Periodic Reports required under the 1934 Act and applicable SEC regulations during the twelve-month period immediately preceding the applicable Pre-Paid Purchase Date. Upon request, Investor shall have received an opinion of counsel to Company, in the form reasonably acceptable to Investor, with respect to the effectiveness of the Registration Statement.

(c)	No Material Outside Event shall have occurred and be continuing.

(d)	The 20-day and 200-day median and average daily trading volume must be greater than or equal to $200,000.00, as reported by Bloomberg, L.P.

(e)	Company shall be in full compliance with the Share Reserve requirements in Section 10 of the Agreement.

(f)	The number of Class A Shares that remain available for issuance under the Registration Statement shall be at least 200% of the maximum number of Class A Shares issuable pursuant to all outstanding Pre-Paid Purchases (taking into account all Pre-Paid Purchases that will be outstanding upon the closing of the Pre-Paid Purchase requested and calculated based on the Purchase Shares Purchase Price as of the date of determination without taking into account any of the limitations set forth herein).

(g)	All of the Purchase Shares issuable pursuant to the applicable Pre-Paid Purchase shall have been duly authorized by all necessary corporate action of Company. All Purchase Shares relating to all prior Pre-Paid Purchases required to have been received by Investor under each Pre-Paid Purchase shall have been delivered to Investor in accordance with such Pre-Paid Purchase.

(h)	Upon request, Company shall have delivered to Investor a certificate evidencing the incorporation and good standing of Company as of a date within ten (10) days of the Pre-Paid Purchase Date.

(i)	The board of directors of Company has approved the transactions contemplated by the Transaction Documents and the applicable Pre-Paid Purchase; said approval has not been amended, rescinded or modified and remains in full force and effect as of the date hereof, and a true, correct and complete copy of such resolutions duly adopted by the board of directors of Company shall have been provided to Investor.

(j)	Each and every representation and warranty of Company shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the date when made and as of the date of the Pre-Paid Purchase Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions set forth in each Transaction Document required to be performed, satisfied or complied with by Company at or prior to the applicable Pre-Paid Purchase Date.

(k)	Trading in the Class A Shares shall not have been suspended by the SEC, the Principal Market or FINRA, Company shall not have received any final and non-appealable notice that the listing or quotation of the Class A Shares on the Principal Market shall be terminated on a date certain (unless, prior to such date certain, the Class A Shares is listed or quoted on any subsequent Principal Market), nor shall there have been imposed any suspension of, or restriction on, accepting additional deposits of the Class A Shares, electronic trading or book-entry services by DTC with respect to the Class A Shares that is continuing, Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Class A Shares, electronic trading or book-entry services by DTC with respect to the Class A Shares is being imposed or is contemplated (unless, prior to such suspension or restriction, DTC shall have notified Company in writing that DTC has determined not to impose any such suspension or restriction).

(l)	Company shall have obtained all governmental, regulatory or third-party consents and approvals, if any, necessary for the sale of the Purchase Shares.

(m)	To Company’s knowledge, no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(n)	Since the date of execution of this Agreement, no event or series of events shall have occurred that has resulted in or would reasonably be expected to result in a material adverse effect, or an Event of Default.

(o)	The Pre-Paid Purchase Outstanding Balance shall be less than $1,000,000.00.

(p)	The market capitalization of Company must be greater than or equal to $5,000,000.00.

(q)	Company shall have notified the Principal Market of the issuance of all of the Purchase Shares hereunder, in accordance with the Principal Market’s customary process for the listing of additional shares.

(r)	Upon request, Company shall have delivered to Investor a compliance certificate executed by the Chief Executive Officer of Company certifying that Company has complied with all of the conditions precedent to the applicable Pre-Paid Purchase set forth herein and which may be relied upon by Investor as evidence of satisfaction of such conditions without any obligation to independently verify.

(s)	Company and its subsidiaries shall have delivered to Investor such other documents, instruments or certificates relating to the transactions contemplated by this Agreement or the Pre-Paid Purchases as Investor or its counsel may reasonably request.

(t)	The Purchase Shares would be available for immediate resale by Investor in Investor’s brokerage account.

(u)	Company’s stockholder equity as reported in its most recent Periodic Report is at least $3,000,000.00.

(v)	If a foreign private issuer, Company has taken the steps to become subject to home country rules with respect to Nasdaq Listing Rule 5635(d), and such election is still in full force and effect.

(w)	The value of the outstanding Pre-Delivery Shares is at least 50% of the Pre-Paid Purchase Outstanding Balance (including the amount set forth in the Request).

(x)	Company is not in a noncompliance period with Nasdaq continued listing requirements.

Exhibit A

PRE-PAID PURCHASE #1

June 16, 2025	U.S. $3,165,000.00

FOR VALUE RECEIVED, ReTo Eco-Solutions, Inc., a British Virgin Islands business company registered with company number 1885527 (“Company”), promises to pay to Streeterville Capital, LLC, a Utah limited liability company, or its successors or assigns (“Investor”), $3,165,000.00 and any interest, fees, charges, and late fees accrued hereunder in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of seven percent (7%) per annum simple interest from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, and shall be payable in accordance with the terms of this Pre-Paid Purchase #1 (this “Pre-Paid Purchase”), which is issued and made effective as of the date set forth above (the “Effective Date”). This Pre-Paid Purchase is issued pursuant to that certain Securities Purchase Agreement dated June 16, 2025, as the same may be amended from time to time, by and between Company and Investor (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Pre-Paid Purchase carries an original issue discount of $150,000.00 (“OID”). In addition, Company agrees to pay $15,000.00 to Investor to cover Investor’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of the Securities (the “Transaction Expense Amount”). The OID and the Transaction Expense Amount are included in the initial principal balance of this Pre-Paid Purchase and are deemed to be fully earned and non-refundable as of the Purchase Price Date. The Initial Purchase Price (as defined in the Purchase Agreement) shall be payable as set forth in the Purchase Agreement.

17. Payment; Prepayment; Effectiveness of Registration Statement.

17.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America, as provided for herein, and delivered to Investor at the address or bank account furnished to Company for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

17.2. Prepayment. Notwithstanding the foregoing, with three (3) Trading Days’ prior written notice Company may prepay all or any portion of the Outstanding Balance (less such portion of the Outstanding Balance for which Company has received a Purchase Notice (as defined below) from Investor where the applicable Purchase Shares (as defined below) have not yet been delivered). For the avoidance of doubt, during the three (3) Trading Day prepayment notice period, Investor shall retain the right to submit Purchase Notices, if applicable. If Company exercises its right to prepay this Pre-Paid Purchase, Company shall make payment to Investor of an amount in cash equal to 120% multiplied by the portion of the Outstanding Balance Company elects to prepay. Company will lose the right to prepay this Pre-Paid Purchase if: (a) an Event of Default (as defined below) occurs hereunder; or (b) Company elects to prepay this Pre-Paid Purchase and fails to do so on the date set forth in the prepayment notice sent to Investor.

17.3. Effectiveness of Registration Statement. In the event the Initial Registration Statement (as defined in the Purchase Agreement) has not been declared effective by the SEC (as defined in the Purchase Agreement) within ninety (90) days of the Effective Date, then the Outstanding Balance will automatically increase by one (1%) on such 90th day and continue to increase by one percent (1%) for each thirty (30) days that the Initial Registration Statement is not declared effective, up to a maximum increase of five percent (5%).

18. Security. This Pre-Paid Purchase is unsecured.

19. Investor Purchases

19.1. Purchases; Mechanics. Upon the terms and subject to the conditions of this Pre-Paid Purchase, Investor, at its sole discretion, shall have the right, but not the obligation, to purchase from Company, and Company shall issue and sell to Investor, Purchase Shares by the delivery to Company of Purchase Notices as provided herein.

(a) Purchase Notice. At any time following the earlier of (i) six (6) months from the Purchase Price Date and (ii) the effectiveness of the Initial Registration Statement (as defined in the Purchase Agreement) (the “Purchase Start Date”), Investor may, by providing written notice to Company in the form set forth on Exhibit A attached hereto (each, a “Purchase Notice”), require Company to issue and sell Purchase Shares to Investor, in accordance with the following provisions:

(i) Investor shall, in each Purchase Notice, indicate the portion of the Outstanding Balance that Investor elects to apply to the purchase of Purchase Shares pursuant to this Pre-Paid Purchase (each, a “Purchase”, and such amount, the “Purchase Amount”), in its sole discretion, and the timing of delivery; provided that the Purchase Amount shall not exceed the Outstanding Balance, or result in Investor exceeding the Maximum Percentage (as defined below).

(ii) Each Purchase Notice shall be delivered to Company in accordance with the notice provisions set forth in the Purchase Agreement.

(iii) Each Purchase Notice shall set forth the Purchase Amount, the Purchase Share Purchase Price, the number of Purchase Shares to be issued by Company and purchased by Investor, and the remaining Outstanding Balance following the Closing (as defined below) of the Purchase.

(iv) Any Purchase Shares issued hereunder must be issued free trading to Investor pursuant to: (1) an effective Registration Statement (as defined in the Purchase Agreement); or (2) an applicable exemption from registration (e.g., Rule 144).

(v) In the event the Purchase Share Purchase Price is below the Floor Price, then Investor will have the right to have the applicable Purchase Amount paid in cash within two (2) Trading Days of delivery of the applicable Purchase Notice.

(b) Ownership Limitation. Notwithstanding anything to the contrary contained in this Pre-Paid Purchase or the other Transaction Documents (as defined in the Purchase Agreement), Company shall not effect any issuance of Purchase Shares pursuant to this Pre-Paid Purchase to the extent that after giving effect to such issuance would cause Investor (together with its affiliates) to beneficially own a number of Class A Shares exceeding 9.99% of the number of Class A Shares outstanding on such date (including for such purpose the Class A Shares issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of Class A Shares will be determined pursuant to Section 13(d) of the 1934 Act (as defined in the Purchase Agreement). The Maximum Percentage is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Investor.

19.2. Closings. The closing of each purchase and sale of Purchase Shares (each, a “Closing”) shall take place in accordance with the procedures set forth below:

(a) Promptly after receipt of a Purchase Notice with respect to each Purchase (and, in any event, not later than two (2) Trading Day after such receipt), Company will, or will cause its transfer agent to, electronically transfer such number of Purchase Shares to be purchased by Investor (as set forth in the Purchase Notice) by crediting Investor’s account or its designee’s account at DTC through its DWAC system or by such other means of delivery as may be mutually agreed upon by the parties hereto, and transmit notification to Investor that such share transfer has been requested. Promptly upon receipt of such notification, Investor shall pay to Company the aggregate purchase price for the Purchase Shares (as set forth in the Purchase Notice) by offsetting the Purchase Amount against an equal amount outstanding under this Pre-Paid Purchase (first towards accrued and unpaid interest, if any, and then towards outstanding principal as shown in such Purchase Notice). No fractional shares shall be issued, and any fractional amounts shall be rounded to the nearest whole number of shares. To facilitate the transfer of the Purchase Shares by Investor, the Purchase Shares will not bear any restrictive legends so long as there is an effective Registration Statement or an available exemption from registration covering such Purchase Shares (it being understood and agreed by Investor that notwithstanding the lack of restrictive legends, Investor may only sell such Purchase Shares in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements)).

(b) In connection with each Closing, each of Company and Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Pre-Paid Purchase in order to implement and effect the transactions contemplated herein.

20. Events of Default and Remedies.

20.1. Event of Default. The following are events of default under this Pre-Paid Purchase (each, “Event of Default”): (a) Company fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Company or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (c) Company becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (d) Company makes a general assignment for the benefit of creditors; (e) Company files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Company; (g) Company fails to observe or perform any covenant set forth in Section 4 or Section 5 of the Purchase Agreement; (h) the occurrence of a Fundamental Transaction without Investor’s prior written consent; (i) Company fails to deliver any Purchase Shares in accordance with the terms hereof; (j) any money judgment, writ or similar process is entered or filed against Company or any subsidiary of Company or any of its property or other assets for more than $500,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Investor; (k) Company fails to be DWAC Eligible; (l) Company or any subsidiary of Company, breaches any covenant or other term or condition contained in any Other Agreement in any material respect; (m) Company defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Company contained herein or in any other Transaction Document (as defined in the Purchase Agreement) in any material respect, other than those specifically set forth in this Section 4.1 or Section 4 or Section 5 of the Purchase Agreement; (n) any representation, warranty or other statement made or furnished by or on behalf of Company to Investor herein, in any Transaction Document, or otherwise in connection with the issuance of this Pre-Paid Purchase is false, incorrect, incomplete or misleading in any material respect when made or furnished; (o) Company effectuates a reverse split of its Class A Shares without twenty (20) Trading Days prior written notice to Investor; and (p) Company or any subsidiary of Company breaches any covenant or other term or condition contained in any Other Agreements.

20.2. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Investor may accelerate this Pre-Paid Purchase by written notice to Company, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence of any Event of Default described in clauses (b) – (f) of Section 4.1, an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Event of Default shall become immediately and automatically due and payable in cash at the Mandatory Default Amount. At any time following the occurrence of any Event of Default, upon written notice given by Investor to Company, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law (“Default Interest”). Notwithstanding the foregoing, and for the avoidance of doubt, Investor may continue making Purchases pursuant to Section 3 at any time following an Event of Default until such time as the Outstanding Balance is paid in full. In connection with acceleration described herein, Investor need not provide, and Company hereby waives, any presentment, demand, protest or other notice of any kind, and Investor may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Investor at any time prior to payment hereunder and Investor shall have all rights as a holder of the Pre-Paid Purchase until such time, if any, as Investor receives full payment pursuant to this Section 4.2. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Nothing herein shall limit Investor’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Company’s failure to timely deliver Purchase Shares pursuant to a Purchase as required pursuant to the terms hereof.

21. Unconditional Obligation; No Offset. Company acknowledges that this Pre-Paid Purchase is an unconditional, valid, binding and enforceable obligation of Company not subject to offset, deduction or counterclaim of any kind. Company hereby waives any rights of offset it now has or may have hereafter against Investor, its successors and assigns, and agrees to make the payments or Purchases called for herein in accordance with the terms of this Pre-Paid Purchase.

22. Waiver. No waiver of any provision of this Pre-Paid Purchase shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

23. Sales Limitation. Investor agrees that so long as no Event of Default has occurred, Investor will limit its aggregate sales of Purchase Shares, Commitment Shares (as defined in the Purchase Agreement) and Pre-Delivery Shares (as defined in the Purchase Agreement) on the open market in any given calendar week to 15% of the weekly trading volume of the Class A Shares on all trading markets for such week (the “Sales Limitation”). In the event Investor breaches such covenant, Company’s sole and exclusive remedy shall be the reduction of the Outstanding Balance in an amount equal to one hundred percent (100%) of the net proceeds Investor received from excess sales in any given week. For the avoidance of doubt, both the Sales Limitation and Company’s remedy related to such limitation shall expire thirty (30) days after satisfaction in full of this Pre-Paid Purchase.

24. Opinion of Counsel. In the event that an opinion of counsel is needed for Purchases under this Pre-Paid Purchase, Investor has the right to have any such opinion provided by its counsel.

25. Governing Law; Venue. This Pre-Paid Purchase shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Pre-Paid Purchase shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

26. Arbitration of Disputes. By its issuance or acceptance of this Pre-Paid Purchase, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

27. Cancellation. After repayment of the entire Outstanding Balance, this Pre-Paid Purchase shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

28. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Pre-Paid Purchase.

29. Assignments. Company may not assign this Pre-Paid Purchase without the prior written consent of Investor. This Pre-Paid Purchase and any Purchase Shares issued upon Purchase of this Pre-Paid Purchase may be offered, sold, assigned or transferred by Investor without the consent of Company.

30. Notices. Whenever notice is required to be given under this Pre-Paid Purchase, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

31. Liquidated Damages. Investor and Company agree that in the event Company fails to comply with any of the terms or provisions of this Pre-Paid Purchase, Investor’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Investor and Company agree that any fees, balance adjustments, Default Interest or other charges assessed under this Pre-Paid Purchase are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Investor’s and Company’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). Therefore, no additional penalty claims, lost profits or liquidated damages shall be claimed in excess of agreed liquidated damage amounts under this Pre-Paid Purchase.

32. Severability. If any part of this Pre-Paid Purchase is construed to be in violation of any law, such part shall be modified to achieve the objective of Company and Investor to the fullest extent permitted by law and the balance of this Pre-Paid Purchase shall remain in full force and effect.

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IN WITNESS WHEREOF, Company has caused this Pre-Paid Purchase to be duly executed as of the Effective Date.

COMPANY:

RETO ECO-SOLUTIONS, INC.

By:
Xinyang Li, Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

INVESTOR:

Streeterville Capital, LLC

By:
John M. Fife, President

ATTACHMENT 1

DEFINITIONS

For purposes of this Pre-Paid Purchase, the following terms shall have the following meanings:

A1. “Class A Shares” means Company’s Class A shares, no par value per share.

A2. “DTC” means the Depository Trust Company or any successor thereto.

A3. “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A4. “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A5. “DWAC Eligible” means that (a) Company’s Class A Shares are eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (b) Company has been approved (without revocation) by DTC’s underwriting department; (c) Company’s transfer agent is approved as an agent in the DTC/FAST Program; (d) the Purchase Shares are otherwise eligible for delivery via DWAC; and (e) Company’s transfer agent does not have a policy prohibiting or limiting delivery of the Purchase Shares via DWAC.

A6. “Default Effect” means multiplying the Outstanding Balance as of the date the applicable Event of Default occurred by ten percent (10%) and then adding the resulting product to the Outstanding Balance as of the date the applicable Event of Default occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Pre-Paid Purchase as of the date the applicable Event of Default occurred.

A7. “Floor Price” means $1.00.

A8. “Fundamental Transaction” means that (a) (i) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into any other person or entity where Company or the subsidiary is not the surviving entity or would result in a change of control of such entity, (ii) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, (iii) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Company (not including any shares of voting stock of Company held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (iv) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Company (not including any shares of voting stock of Company held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), (v) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Class A Shares, other than an increase in the number of authorized shares of Company’s Class A Shares or share split, (vi) Company transfers any material asset to any non-consolidated subsidiary, affiliate, person or entity under common ownership or control with Company, or (vii) Company pays or makes any monetary or non-monetary dividend or distribution to its shareholders; or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate voting power represented by issued and outstanding voting stock of Company. For the avoidance of doubt, Company or any if the subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction unless such agreement contains a closing condition that this Pre-Paid Purchase is repaid in full upon consummation of the transaction. For the avoidance of doubt, a business acquisition by Borrower or its subsidiaries will not be considered a Fundamental Transaction so long as such acquisition does not result in such seller obtaining 50% or more of the aggregate voting power represented by issued and outstanding voting stock of Company

A9. “Mandatory Default Amount” means the Outstanding Balance following the application of the Default Effect.

A10. “Other Agreements” means, collectively, all existing and future agreements and instruments between, among or by Company (or an affiliate), on the one hand, and Investor (or an affiliate), on the other hand.

A11. “Outstanding Balance” means as of any date of determination, the initial principal amount, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Purchases, offset, or otherwise, accrued but unpaid interest, collection and enforcements costs (including reasonable attorneys’ fees) incurred by Investor, transfer, stamp, issuance and similar taxes and fees related to Purchases, and any other fees or charges incurred under this Pre-Paid Purchase.

A12. “Purchase Notice Date” means the date the applicable Purchase Notice is delivered by Investor to Company.

A13. “Purchase Price Date” means the date the Initial Purchase Price is delivered by Investor to Company.

A14. “Purchase Shares” Class A Shares purchased pursuant to this Pre-Paid Purchase.

A15. “Purchase Share Purchase Price” means 85% multiplied by the lowest VWAP in the ten (10) Trading Days immediately prior to the applicable Purchase Notice Date.

A16. “Trading Day” means any day on which Company’s principal market is open for trading.

A17. “VWAP” means the volume weighted average price of the Class A Shares on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

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EXHIBIT A

PURCHASE NOTICE

On behalf of Streeterville Capital, LLC (“Investor”), the undersigned hereby certifies, with respect to the purchase of Class A Shares of ReTo Eco-Solutions, Inc. (“Company”) issuable in connection with this Purchase Notice, delivered pursuant to that certain Pre-Paid Purchase #1 dated as of June 16, 2025 (as amended and supplemented from time to time), as follows:

A.	Purchase Notice Date: ____________

B.	Purchase Amount: ____________

C.	Purchase Share Purchase Price: ____________

D.	Number of Purchase Shares Due to Investor: ____________________

E.	Outstanding Balance Following Purchase: ____________

INVESTOR’S BROKER’S DTC PARTICIPANT #:

ACCOUNT NAME:

ACCOUNT NUMBER:

ADDRESS:

CITY:

COUNTRY:

CONTACT PERSON:

NUMBER AND/OR EMAIL:

INVESTOR:

Streeterville Capital, LLC

By:
John M. Fife, President

Exhibit B

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of June 16, 2025, is entered into by and between RETO ECO-SOLUTIONS, INC., a British Virgin Islands business company registered with company number 1885527 ("Company"), and STREETERVILLE CAPITAL, LLC, a Utah limited liability company (together with its permitted assigns, “Investor”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement by and between the parties hereto, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the "Purchase Agreement").

WHEREAS:

Company has agreed, upon the terms and subject to the conditions of the Purchase Agreement, to sell to Investor up to Ten Million Dollars ($10,000,000.00) of Pre-Paid Purchases (as defined in the Purchase Agreement) for the purchase of Purchase Shares (as defined in the Purchase Agreement) and to induce Investor to enter into the Purchase Agreement, Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the "Securities Act"), and applicable state securities laws.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Investor hereby agree as follows:

1. DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

a. “Business Day” is any day that is not a Saturday, Sunday or a day on which banks in New York, New York are closed.

b. "Person" means any individual or entity including but not limited to any corporation, a limited liability company, an association, a partnership, an organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.

c. "Register," "registered," and "registration" refer to a registration effected by preparing and filing one or more registration statements of Company in compliance with the Securities Act and/or pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis ("Rule 415"), and the declaration or ordering of effectiveness of such registration statement(s) by the United States Securities and Exchange Commission (the "SEC").

d. "Registrable Securities" means (i) all of the Purchase Shares (as defined in the Purchase Agreement) which have been, or which may, from time to time be issued, including without limitation all of Company’s Class A shares, no par value per share (“Class A Shares”), which have been issued or will be issued to Investor under the Purchase Agreement and the Pre-Paid Purchases (without regard to any beneficial ownership limitation or restriction on purchases therein), (ii) the Commitment Shares (as defined in the Purchase Agreement), (iii) the Pre-Delivery Shares (as defined in the Purchase Agreement), and (iv) Class A Shares issued to Investor as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise.

e. "Registration Statement" means one or more registration statements, as supplemented by any prospectus supplement or amendment thereto, of Company covering the sale of the Registrable Securities.

2. REGISTRATION.

a. Registration. The Company shall file with the SEC an initial Registration Statement within forty-five (45) calendar days from the Closing Date (as defined in the Purchase Agreement) covering a number of Class A Shares equal to the sum of (i) the Commitment Amount (as defined in the Purchase Agreement) divided by the Floor Price (as defined in Pre-Paid Purchase #1), (ii) the Commitment Shares (as defined in the Purchase Agreement) and (iii) the Pre-Delivery Shares (as defined in the Purchase Agreement) as Registrable Securities (the Initial Registration Statement”) so as to permit the resale of such Registrable Securities by Investor, including but not limited to under Rule 415 under the Securities Act at then prevailing market prices (and not fixed prices). The Initial Registration Statement shall register only Registrable Securities. Investor and its counsel shall have a reasonable opportunity to review and comment upon the Initial Registration Statement and any amendment or supplement to such Initial Registration Statement and any related prospectus prior to its filing with the SEC, and Company shall give due consideration to all reasonable comments. Investor shall furnish all information reasonably requested by Company for inclusion therein. Company shall use its reasonable best efforts to have the Initial Registration Statement declared effective as soon as practicable, and any amendment declared effective by the SEC at the earliest possible date. Company shall use reasonable best efforts to keep each Registration Statement effective, including but not limited to pursuant to Rule 415 promulgated under the Securities Act and available for the resale by Investor of all of the Registrable Securities covered thereby at all times until the earlier of (i) the date on which Investor shall have sold all the Registrable Securities and the full Commitment Amount (as defined in the Purchase Agreement) has been drawn down by Company pursuant to a Registration Statement and (ii) the date on which the Purchase Agreement is terminated (the "Registration Period"). Each Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. In the event that (i) the Initial Registration Statement or New Registration Statement (as defined below) becomes stale after the initial effectiveness of such Registration Statement or New Registration Statement and (ii) Investor still has ownership of any of the Registrable Securities that Investor cannot then sell without restriction pursuant to Rule 144 promulgated under the Securities Act, Company shall immediately file one or more post-effective amendments to facilitate the SEC’s declaration of effectiveness with respect to such Initial Registration Statement or New Registration Statement.

b. Rule 424 Prospectus. Company shall, as required by applicable securities regulations, from time-to-time file with the SEC, pursuant to Rule 424 promulgated under the Securities Act, the prospectus and prospectus supplements, if any, to be used in connection with sales of the Registrable Securities under the Registration Statement. Company shall file such initial prospectus covering Investor’s sale of the Registrable Securities within three (3) Business Days of the date that the Registration Statement is declared effective by the SEC. Investor and its counsel shall have a reasonable opportunity to review and comment upon such prospectus prior to its filing with the SEC, and Company shall give due consideration to all such comments. Investor shall use its reasonable best efforts to comment upon such prospectus within one (1) Business Day from the date Investor receives the final pre-filing version of such prospectus.

c. Sufficient Number of Shares Registered. In the event the number of shares available under the Registration Statement is insufficient to cover all of the Registrable Securities, Company shall amend the Registration Statement or file a new Registration Statement (a “New Registration Statement”), so as to cover all of such Registrable Securities (subject to the limitations set forth in Section 2(a)) as soon as practicable, but in any event not later than thirty (30) Business Days after the necessity therefor arises, subject to any limits that may be imposed by the SEC pursuant to Rule 415 under the Securities Act. Company shall use its reasonable best efforts to cause such amendment and/or New Registration Statement to become effective as soon as practicable following the filing thereof. In the event that any of the Purchase Shares are not included in the Registration Statement, or have not been included in any New Registration Statement and Company files any other registration statement under the Securities Act (other than on Form S-4 (or the FPI equivalents), Form S-8, or with respect to other employee related plans or rights offerings) (“Other Registration Statement”) then Company shall include in such Other Registration Statement first all of such Purchase Shares and second any other securities Company wishes to include in such Other Registration Statement

d. Offering. If the staff of the SEC (the “Staff”) or the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities that does not permit such Registration Statement to become effective and be used for resales by Investor under Rule 415 at then-prevailing market prices (and not fixed prices), or if after the filing of the initial Registration Statement with the SEC pursuant to Section 2(a), Company is otherwise required by the Staff or the SEC to reduce the number of Registrable Securities included in such initial Registration Statement, then Company shall reduce the number of Registrable Securities to be included in such initial Registration Statement until such time as the Staff and the SEC shall so permit such Registration Statement to become effective and be used as aforesaid. In the event of any reduction in Registrable Securities pursuant to this paragraph, Company shall file one or more New Registration Statements in accordance with Section 2(c) until such time as all Registrable Securities have been included in Registration Statements that have been declared effective and the prospectus contained therein is available for use by Investor, provided, however, that this obligation shall cease at the end of the Registration Period. Investor understands that the SEC Staff may require that Investor and any underwriters, broker-dealers or agents that participate in the sale of Registrable Securities under the Registration Statement be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act. Notwithstanding any provision herein or in the Purchase Agreement to the contrary, Company’s obligations to register Registrable Securities (and any related conditions to Investor’s obligations) shall be qualified as necessary to comport with any requirement of the SEC or the Staff as addressed in this Section 2(d).

3. RELATED OBLIGATIONS.

With respect to the Registration Statement and whenever any Registrable Securities are to be registered pursuant to Section 2 including on any New Registration Statement, Company shall use its reasonable efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, Company shall have the following obligations:

a. Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to any Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement or any New Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of Company covered by the Registration Statement or any New Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such registration statement.

b. Upon request of Investor, Company shall furnish to Investor, (i) promptly after the same is prepared and filed with the SEC, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, (ii) upon the effectiveness of any Registration Statement, a copy of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as Investor may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as Investor may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by Investor. For the avoidance of doubt, any filing available to Investor via the SEC’s live EDGAR system shall be deemed “furnished to Investor” hereunder.

c. Company shall use reasonable best efforts to (i) register and qualify the Registrable Securities covered by a registration statement under such other securities or "blue sky" laws of such jurisdictions in the United States as Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(c), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. Company shall promptly notify Investor who holds Registrable Securities of the receipt by Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or "blue sky" laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

d. As promptly as practicable after becoming aware of such event or facts, Company shall notify Investor in writing of the happening of any event or existence of such facts as a result of which the prospectus included in any registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare a supplement or amendment to such registration statement and/or take any other necessary steps (which, if in accordance with applicable SEC rules and regulations, may consist of a document to be filed by Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and to be incorporated by reference in the prospectus) to correct such untrue statement or omission, and deliver a copy of such supplement or amendment to Investor (or such other number of copies as Investor may reasonably request). Company shall also promptly notify Investor in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a registration statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to Investor by email on the same day of such effectiveness and by overnight mail), (ii) of any request by the SEC for amendments or supplements to any registration statement or related prospectus or related information, and (iii) of Company's reasonable determination that a post-effective amendment to a registration statement would be appropriate.

e. Company shall use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of any registration statement, or the suspension of the qualification of any Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify Investor of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

f. Company shall (i) cause all the Registrable Securities to be listed on each securities exchange on which securities of the same class or series issued by Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) secure designation and quotation of all the Registrable Securities on the Principal Market (as defined in the Purchase Agreement). Company shall pay all fees and expenses in connection with satisfying its obligation under this Section.

g. Company shall cooperate with Investor to facilitate the timely preparation and delivery of the Registrable Securities (not bearing any restrictive legend) either by DWAC, DRS, or in certificated form if DWAC or DRS is unavailable, to be offered pursuant to any registration statement and enable such Registrable Securities to be in such denominations or amounts as Investor may reasonably request and registered in such names as Investor may request.

h. Company shall at all times provide a transfer agent with respect to its Class A Shares.

i. If reasonably requested by Investor, Company shall (i) promptly incorporate in a prospectus supplement or post-effective amendment such information as Investor believes should be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities; (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as practicable upon notification of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any registration statement.

j. Company shall use its reasonable best efforts to cause the Registrable Securities covered by any registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

k. Within one (1) Business Day after any registration statement which includes the Registrable Securities is ordered effective by the SEC, Company shall deliver, and shall cause legal counsel for Company to deliver, to the transfer agent for such Registrable Securities (with copies to Investor) confirmation that such registration statement has been declared effective by the SEC. Thereafter, if requested by Investor at any time, Company shall require its counsel to deliver to Investor a written confirmation whether or not the effectiveness of such registration statement has lapsed at any time for any reason (including, without limitation, the issuance of a stop order) and whether or not the registration statement is current and available to Investor for sale of all of the Registrable Securities.

l. Company shall take all other reasonable actions necessary to expedite and facilitate disposition by Investor of Registrable Securities pursuant to any registration statement.

4. OBLIGATIONS OF INVESTOR.

a. Company shall notify Investor in writing of the information Company reasonably requires from Investor in connection with any registration statement hereunder. Investor shall furnish to Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as Company may reasonably request.

b. Investor agrees to cooperate with Company as reasonably requested by Company in connection with the preparation and filing of any registration statement hereunder.

c. Investor agrees that, upon receipt of any notice from Company of the happening of any event or existence of facts of the kind described in Section 3(f) or the first sentence of 3(e), Investor will immediately discontinue disposition of Registrable Securities pursuant to any registration statement(s) covering such Registrable Securities until Investor's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(f) or the first sentence of 3(e). Notwithstanding anything to the contrary, Company shall cause its transfer agent to promptly deliver Class A Shares without any restrictive legend in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which Investor has entered into a contract for sale prior to the happening of any event of the kind described in Section 3(f) or the first sentence of Section 3(e) and for which Investor has not yet settled.

5. EXPENSES OF REGISTRATION.

All reasonable expenses, other than sales or brokerage commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for Company, shall be paid by Company.

6. INDEMNIFICATION.

a. In the event any Registrable Securities are included in any Registration Statement under this Agreement, to the fullest extent permitted by law, Company will, and hereby does, indemnify, hold harmless and defend Investor, each Person, if any, who controls Investor, the members, the directors, officers, partners, employees, agents, representatives of Investor and each Person, if any, who controls Investor within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (each, an "Indemnified Person"), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys' fees, amounts paid in settlement or expenses, joint or several, (collectively, "Claims") incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto ("Indemnified Damages"), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in the Registration Statement, any New Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other "blue sky" laws of any jurisdiction in which Registrable Securities are offered ("Blue Sky Filing"), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus (as amended or supplemented, if Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to the Registration Statement or any New Registration Statement or (iv) any material violation by Company of this Agreement (the matters in the foregoing clauses (i) through (iv) being, collectively, "Violations"). Company shall reimburse each Indemnified Person promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information about Investor furnished in writing to Company by such Indemnified Person expressly for use in connection with the preparation of the Registration Statement, any New Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by Company pursuant to Section 3(c) or Section 3(e); (ii) with respect to any superseded prospectus, shall not inure to the benefit of any such person from whom the person asserting any such Claim purchased the Registrable Securities that are the subject thereof (or to the benefit of any person controlling such person) if the untrue statement or omission of material fact contained in the superseded prospectus was corrected in the revised prospectus, as then amended or supplemented, if such revised prospectus was timely made available by Company pursuant to Section 3(c) or Section 3(e), and the Indemnified Person was promptly advised in writing not to use the incorrect prospectus prior to the use giving rise to a violation and such Indemnified Person, notwithstanding such advice, used it; (iii) shall not be available to the extent such Claim is based on a failure of Investor to deliver or to cause to be delivered the prospectus made available by Company, if such prospectus was timely made available by Company pursuant to Section 3(c) or Section 3(e); and (iv) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by Investor pursuant to Section 9.

b. Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the reasonable fees and expenses of one counsel to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

c. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

d. The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

7. CONTRIBUTION.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that: (i) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

8. REPORTS AND DISCLOSURE UNDER THE SECURITIES ACT.

With a view to making available to Investor the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit Investor to sell securities of Company to the public without registration ("Rule 144"), at all times while the Purchase Agreement is in effect Company agrees, at Company’s sole expense, to:

a. make and keep public information available, as those terms are understood and defined in Rule 144;

b. use its commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Company under the Securities Act and the Exchange Act so long as Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144;

c. furnish to Investor so long as Investor owns Registrable Securities, promptly upon request, (i) a written statement by Company that it has complied with the reporting and or disclosure provisions of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or semi-annual report of Company and such other reports and documents so filed by Company, and (iii) such other information as may be reasonably requested to permit Investor to sell such securities pursuant to Rule 144 without registration; and

d. take such additional action as is reasonably requested by Investor to enable Investor to sell the Registrable Securities pursuant to Rule 144, including, without limitation, delivering all such legal opinions, consents, certificates, resolutions and instructions to Company’s transfer agent as may be reasonably requested from time to time by Investor and otherwise fully cooperate with Investor and Investor’s broker to effect such sale of securities pursuant to Rule 144.

9. ASSIGNMENT OF REGISTRATION RIGHTS.

Neither Company nor Investor shall assign this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party; provided, however, that any transaction, whether by merger, reorganization, restructuring, consolidation, financing or otherwise, whereby Company remains the surviving entity immediately after such transaction shall not be deemed an assignment.

10. AMENDMENT OF REGISTRATION RIGHTS.

No provision of this Agreement may be amended or waived by the parties from and after the date that is one Business Day immediately preceding the initial filing of the Registration Statement with the SEC. Subject to the immediately preceding sentence, no provision of this Agreement may be (i) amended other than by a written instrument signed by both parties hereto or (ii) waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

11. MISCELLANEOUS.

a. A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities. If Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

b. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be the addresses provided in the Purchase Agreement or at such other address and/or email address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's email account containing the time, date, recipient email address, as applicable, and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, in accordance with clause (i), (ii) or (iii) above, respectively.

c. The laws of the State of Delaware shall govern all issues concerning this Agreement. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the State of Utah for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

d. This Agreement and the Purchase Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement and the Purchase Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

e. Subject to the requirements of Section 9, this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto.

f. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

g. This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by e-mail in a “.pdf” format data file of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

h. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

i. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

j. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

* * * * * *

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of day and year first above written.

COMPANY:

RETO ECO-SOLUTIONS, INC.

By:
Xinyang Li, Chief Executive Officer

INVESTOR:

STREETERVILLE CAPITAL, LLC

By:
John M. Fife, President

Exhibit C

[Omitted]

Exhibit D

[Omitted]

Exhibit E

[Omitted]

Exhibit F

ARBITRATION PROVISIONS

1. Dispute Resolution. For purposes of these arbitration provisions (the “Arbitration Provisions”), the term “Claims” means any disputes, claims, demands, causes of action, requests for injunctive relief, requests for specific performance, liabilities, damages, losses, or controversies whatsoever arising from, related to, or connected with the transactions contemplated in the Transaction Documents and any communications between the parties related thereto, including without limitation any claims of mutual mistake, mistake, fraud, misrepresentation, failure of formation, failure of consideration, promissory estoppel, unconscionability, failure of condition precedent, rescission, and any statutory claims, tort claims, contract claims, or claims to void, invalidate or terminate the Agreement (or these Arbitration Provisions) or any of the other Transaction Documents. For the avoidance of doubt, Investor’s pursuit of an injunction or other Claim pursuant to these Arbitration Provisions or with a court will not later prevent Investor under the doctrines of claim preclusion, issue preclusion, res judicata or other similar legal doctrines from pursuing other Claims in a separate arbitration in the future. The parties to the Agreement (the “parties”) hereby agree that the Claims may be arbitrated in one or more arbitrations pursuant to these Arbitration Provisions (one for an injunction or injunctions and a separate one for all other Claims). The term “Claims” specifically excludes a dispute over Calculations. The parties to the Agreement hereby agree that these Arbitration Provisions are binding on each of them. As a result, any attempt to rescind the Agreement (or these Arbitration Provisions) or declare the Agreement (or these Arbitration Provisions) or any other Transaction Document invalid or unenforceable for any reason is subject to these Arbitration Provisions. As a result, any attempt to rescind the Agreement (or these Arbitration Provisions) or any other Transaction Document) or declare the Agreement (or these Arbitration Provisions) or any other Transaction Document invalid or unenforceable pursuant to Section 29 of the 1934 Act or for any other reason is subject to these Arbitration Provisions. Any capitalized term not defined in these Arbitration Provisions shall have the meaning set forth in the Agreement.

2. Arbitration. Except as otherwise provided herein, all Claims must be submitted to arbitration (“Arbitration”) to be conducted exclusively in Salt Lake County, Utah and pursuant to the terms set forth in these Arbitration Provisions. Subject to the arbitration appeal right provided for in Paragraph 5 below (the “Appeal Right”), the parties agree that the award of the arbitrator rendered pursuant to Paragraph 4 below (the “Arbitration Award”) shall be (a) final and binding upon the parties, (b) the sole and exclusive remedy between them regarding any Claims, counterclaims, issues, or accountings presented or pleaded to the arbitrator, and (c) promptly payable in United States dollars free of any tax, deduction or offset (with respect to monetary awards). Subject to the Appeal Right, any costs or fees, including without limitation attorneys’ fees, incurred in connection with or incident to enforcing the Arbitration Award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The Arbitration Award shall include default interest (as defined or otherwise provided for in the Pre-Paid Purchase, “Default Interest”) (with respect to monetary awards) at the rate specified in the Pre-Paid Purchase for Default Interest both before and after the Arbitration Award. Judgment upon the Arbitration Award will be entered and enforced by any state or federal court sitting in Salt Lake County, Utah.

3. The Arbitration Act. The parties hereby incorporate herein the provisions and procedures set forth in the Federal Arbitration Act, 9 U.S.C.1-16 et seq. (as amended or superseded from time to time, the “Arbitration Act”). Notwithstanding the foregoing, pursuant to, and to the maximum extent permitted by the Arbitration Act, in the event of conflict or variation between the terms of these Arbitration Provisions and the provisions of the Arbitration Act, the terms of these Arbitration Provisions shall control and the parties hereby waive or otherwise agree to vary the effect of all requirements of the Arbitration Act that may conflict with or vary from these Arbitration Provisions.

4. Arbitration Proceedings. Arbitration between the parties will be subject to the following:

4.1 Initiation of Arbitration. The parties agree that a party may initiate Arbitration by giving written notice to the other party (“Arbitration Notice”) in the same manner that notice is permitted under Section 16.10 of the Agreement (the “Notice Provision”); provided, however, that the Arbitration Notice may not be given by email or fax. Arbitration will be deemed initiated as of the date that the Arbitration Notice is deemed delivered to such other party under the Notice Provision (the “Service Date”). After the Service Date, information may be delivered, and notices may be given, by email or fax pursuant to the Notice Provision or any other method permitted thereunder. The Arbitration Notice must describe the nature of the controversy, the remedies sought, and the election to commence Arbitration proceedings. All Claims in the Arbitration Notice must be pleaded consistent with the Federal Rules of Civil Procedure.

4.2 Selection and Payment of Arbitrator.

(a) Within ten (10) calendar days after the Service Date, Investor shall select and submit to Company the names of three (3) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Services (http://www.utahadrservices.com) (such three (3) designated persons hereunder are referred to herein as the “Proposed Arbitrators”). For the avoidance of doubt, each Proposed Arbitrator must be qualified as a “neutral” with Utah ADR Services. Within five (5) calendar days after Investor has submitted to Company the names of the Proposed Arbitrators, Company must select, by written notice to Investor, one (1) of the Proposed Arbitrators to act as the arbitrator for the parties under these Arbitration Provisions. If Company fails to select one of the Proposed Arbitrators in writing within such 5-day period, then Investor may select the arbitrator from the Proposed Arbitrators by providing written notice of such selection to Company.

(b) If Investor fails to submit to Company the Proposed Arbitrators within ten (10) calendar days after the Service Date pursuant to subparagraph (a) above, then Company may at any time prior to Investor so designating the Proposed Arbitrators, identify the names of three (3) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Service by written notice to Investor. Investor may then, within five (5) calendar days after Company has submitted notice of its Proposed Arbitrators to Investor, select, by written notice to Company, one (1) of the Proposed Arbitrators to act as the arbitrator for the parties under these Arbitration Provisions. If Investor fails to select in writing and within such 5-day period one (1) of the three (3) Proposed Arbitrators selected by Company, then Company may select the arbitrator from its three (3) previously selected Proposed Arbitrators by providing written notice of such selection to Investor.

(c) If a Proposed Arbitrator chosen to serve as arbitrator declines or is otherwise unable to serve as arbitrator, then the party that selected such Proposed Arbitrator may select one (1) of the other three (3) Proposed Arbitrators within three (3) calendar days of the date the chosen Proposed Arbitrator declines or notifies the parties he or she is unable to serve as arbitrator. If all three (3) Proposed Arbitrators decline or are otherwise unable to serve as arbitrator, then the arbitrator selection process shall begin again in accordance with this Paragraph 4.2.

(d) The date that the Proposed Arbitrator selected pursuant to this Paragraph 4.2 agrees in writing (including via email) delivered to both parties to serve as the arbitrator hereunder is referred to herein as the “Arbitration Commencement Date”. If an arbitrator resigns or is unable to act during the Arbitration, a replacement arbitrator shall be chosen in accordance with this Paragraph 4.2 to continue the Arbitration. If Utah ADR Services ceases to exist or to provide a list of neutrals and there is no successor thereto, then the arbitrator shall be selected under the then prevailing rules of the American Arbitration Association.

(e) Subject to Paragraph 4.10 below, the cost of the arbitrator must be paid equally by both parties. Subject to Paragraph 4.10 below, if one party refuses or fails to pay its portion of the arbitrator fee, then the other party can advance such unpaid amount (subject to the accrual of Default Interest thereupon), with such amount being added to or subtracted from, as applicable, the Arbitration Award.

4.3 Applicability of Certain Federal Rules. The parties agree that the Arbitration shall be conducted generally in accordance with the Federal Rules of Civil Procedure and the Utah Rules of Evidence. More specifically, the Federal Rules of Civil Procedure shall apply, without limitation, to the filing of any pleadings, motions or memoranda, the conducting of discovery, and the taking of any depositions. The Federal Rules of Evidence shall apply to any hearings, whether telephonic or in person, held by the arbitrator. Notwithstanding the foregoing, it is the parties’ intent that the incorporation of such rules will in no event supersede these Arbitration Provisions. In the event of any conflict between the Federal Rules of Civil Procedure or the Federal Rules of Evidence and these Arbitration Provisions, these Arbitration Provisions shall control.

4.4 Answer and Default. An answer and any counterclaims to the Arbitration Notice shall be required to be delivered to the party initiating the Arbitration within twenty (20) calendar days after the Arbitration Commencement Date. If an answer is not delivered by the required deadline, the arbitrator must provide written notice to the defaulting party stating that the arbitrator will enter a default award against such party if such party does not file an answer within five (5) calendar days of receipt of such notice. If an answer is not filed within the five (5) day extension period, the arbitrator must render a default award, consistent with the relief requested in the Arbitration Notice, against a party that fails to submit an answer within such time period.

4.5 Related Litigation. The party that delivers the Arbitration Notice to the other party shall have the option to also commence concurrent legal proceedings with any state or federal court sitting in Salt Lake County, Utah (“Litigation Proceedings”), subject to the following: (a) the complaint in the Litigation Proceedings is to be substantially similar to the claims set forth in the Arbitration Notice, provided that an additional cause of action to compel arbitration will also be included therein, (b) so long as the other party files an answer to the complaint in the Litigation Proceedings and an answer to the Arbitration Notice, the Litigation Proceedings will be stayed pending an Arbitration Award (or Appeal Panel Award (defined below), as applicable) hereunder, (c) if the other party fails to file an answer in the Litigation Proceedings or an answer in the Arbitration proceedings, then the party initiating Arbitration shall be entitled to a default judgment consistent with the relief requested, to be entered in the Litigation Proceedings, and (d) any legal or procedural issue arising under the Arbitration Act that requires a decision of a court of competent jurisdiction may be determined in the Litigation Proceedings. Any award of the arbitrator (or of the Appeal Panel (defined below)) may be entered in such Litigation Proceedings pursuant to the Arbitration Act. In the event either party successfully petitions a court to compel arbitration, the losing party in such action shall be required to pay the prevailing party’s attorneys’ fees and costs incurred in connection with such action.

4.6 Discovery. Pursuant to Section 118(8) of the Arbitration Act, the parties agree that discovery shall be conducted as follows:

(a) Written discovery will only be allowed if the likely benefits of the proposed written discovery outweigh the burden or expense thereof, and the written discovery sought is likely to reveal information that will satisfy a specific element of a claim or defense already pleaded in the Arbitration. The party seeking written discovery shall always have the burden of showing that all of the standards and limitations set forth in these Arbitration Provisions are satisfied. The scope of discovery in the Arbitration proceedings shall also be limited as follows:

(i) To facts directly connected with the transactions contemplated by the Agreement.

(ii) To facts and information that cannot be obtained from another source or in another manner that is more convenient, less burdensome or less expensive than in the manner requested.

(b) No party shall be allowed (i) more than fifteen (15) interrogatories (including discrete subparts), (ii) more than fifteen (15) requests for admission (including discrete subparts), (iii) more than ten (10) document requests (including discrete subparts), or (iv) more than three (3) depositions (excluding expert depositions) for a maximum of seven (7) hours per deposition. The costs associated with depositions will be borne by the party taking the deposition. The party defending the deposition will submit a notice to the party taking the deposition of the estimated attorneys’ fees that such party expects to incur in connection with defending the deposition. If the party defending the deposition fails to submit an estimate of attorneys’ fees within five (5) calendar days of its receipt of a deposition notice, then such party shall be deemed to have waived its right to the estimated attorneys’ fees. The party taking the deposition must pay the party defending the deposition the estimated attorneys’ fees prior to taking the deposition, unless such obligation is deemed to be waived as set forth in the immediately preceding sentence. If the party taking the deposition believes that the estimated attorneys’ fees are unreasonable, such party may submit the issue to the arbitrator for a decision. All depositions will be taken in New York City, New York.

(c) All discovery requests (including document production requests included in deposition notices) must be submitted in writing to the arbitrator and the other party. The party submitting the written discovery requests must include with such discovery requests a detailed explanation of how the proposed discovery requests satisfy the requirements of these Arbitration Provisions and the Federal Rules of Civil Procedure. The receiving party will then be allowed, within five (5) calendar days of receiving the proposed discovery requests, to submit to the arbitrator an estimate of the attorneys’ fees and costs associated with responding to such written discovery requests and a written challenge to each applicable discovery request. After receipt of an estimate of attorneys’ fees and costs and/or challenge(s) to one or more discovery requests, consistent with subparagraph (c) above, the arbitrator will within three (3) calendar days make a finding as to the likely attorneys’ fees and costs associated with responding to the discovery requests and issue an order that (i) requires the requesting party to prepay the attorneys’ fees and costs associated with responding to the discovery requests, and (ii) requires the responding party to respond to the discovery requests as limited by the arbitrator within twenty-five (25) calendar days of the arbitrator’s finding with respect to such discovery requests. If a party entitled to submit an estimate of attorneys’ fees and costs and/or a challenge to discovery requests fails to do so within such 5-day period, the arbitrator will make a finding that (A) there are no attorneys’ fees or costs associated with responding to such discovery requests, and (B) the responding party must respond to such discovery requests (as may be limited by the arbitrator) within twenty-five (25) calendar days of the arbitrator’s finding with respect to such discovery requests. Any party submitting any written discovery requests, including without limitation interrogatories, requests for production subpoenas to a party or a third party, or requests for admissions, must prepay the estimated attorneys’ fees and costs, before the responding party has any obligation to produce or respond to the same, unless such obligation is deemed waived as set forth above.

(d) In order to allow a written discovery request, the arbitrator must find that the discovery request satisfies the standards set forth in these Arbitration Provisions and the Federal Rules of Civil Procedure. The arbitrator must strictly enforce these standards. If a discovery request does not satisfy any of the standards set forth in these Arbitration Provisions or the Federal Rules of Civil Procedure, the arbitrator may modify such discovery request to satisfy the applicable standards, or strike such discovery request in whole or in part.

(e) Each party may submit expert reports (and rebuttals thereto), provided that such reports must be submitted within sixty (60) days of the Arbitration Commencement Date. Each party will be allowed a maximum of two (2) experts. Expert reports must contain the following: (i) a complete statement of all opinions the expert will offer at trial and the basis and reasons for them; (ii) the expert’s name and qualifications, including a list of all the expert’s publications within the preceding ten (10) years, and a list of any other cases in which the expert has testified at trial or in a deposition or prepared a report within the preceding ten (10) years; and (iii) the compensation to be paid for the expert’s report and testimony. The parties are entitled to depose any other party’s expert witness one (1) time for no more than four (4) hours. An expert may not testify in a party’s case-in-chief concerning any matter not fairly disclosed in the expert report.

4.6 Dispositive Motions. Each party shall have the right to submit dispositive motions pursuant Rule 12 or Rule 56 of the Federal Rules of Civil Procedure (a “Dispositive Motion”). The party submitting the Dispositive Motion may, but is not required to, deliver to the arbitrator and to the other party a memorandum in support (the “Memorandum in Support”) of the Dispositive Motion. Within seven (7) calendar days of delivery of the Memorandum in Support, the other party shall deliver to the arbitrator and to the other party a memorandum in opposition to the Memorandum in Support (the “Memorandum in Opposition”). Within seven (7) calendar days of delivery of the Memorandum in Opposition, as applicable, the party that submitted the Memorandum in Support shall deliver to the arbitrator and to the other party a reply memorandum to the Memorandum in Opposition (“Reply Memorandum”). If the applicable party shall fail to deliver the Memorandum in Opposition as required above, or if the other party fails to deliver the Reply Memorandum as required above, then the applicable party shall lose its right to so deliver the same, and the Dispositive Motion shall proceed regardless.

4.7 Confidentiality. All information disclosed by either party (or such party’s agents) during the Arbitration process (including without limitation information disclosed during the discovery process or any Appeal (defined below)) shall be considered confidential in nature. Each party agrees not to disclose any confidential information received from the other party (or its agents) during the Arbitration process (including without limitation during the discovery process or any Appeal) unless (a) prior to or after the time of disclosure such information becomes public knowledge or part of the public domain, not as a result of any inaction or action of the receiving party or its agents, (b) such information is required by a court order, subpoena or similar legal duress to be disclosed if such receiving party has notified the other party thereof in writing and given it a reasonable opportunity to obtain a protective order from a court of competent jurisdiction prior to disclosure, or (c) such information is disclosed to the receiving party’s agents, representatives and legal counsel on a need to know basis who each agree in writing not to disclose such information to any third party. The arbitrator is hereby authorized and directed to issue a protective order to prevent the disclosure of privileged information and confidential information upon the written request of either party.

4.8 Authorization; Timing; Scheduling Order. Subject to all other sections of these Arbitration Provisions, the parties hereby authorize and direct the arbitrator to take such actions and make such rulings as may be necessary to carry out the parties’ intent for the Arbitration proceedings to be efficient and expeditious. The parties hereby agree that an Arbitration Award must be made within one hundred twenty (120) calendar days after the Arbitration Commencement Date. The arbitrator is hereby authorized and directed to hold a scheduling conference within ten (10) calendar days after the Arbitration Commencement Date in order to establish a scheduling order with various binding deadlines for discovery, expert testimony, and the submission of documents by the parties to enable the arbitrator to render a decision prior to the end of such 120-day period.

4.9 Relief. The arbitrator shall have the right to award or include in the Arbitration Award (or in a preliminary ruling) any relief which the arbitrator deems proper under the circumstances, including, without limitation, specific performance and injunctive relief, provided that the arbitrator may not award exemplary or punitive damages.

4.10 Fees and Costs. As part of the Arbitration Award, the arbitrator is hereby directed to require the losing party (the party being awarded the least amount of money by the arbitrator, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any party) to (a) pay the full amount of any unpaid costs and fees of the Arbitration, and (b) reimburse the prevailing party for all reasonable attorneys’ fees, arbitrator costs and fees, deposition costs, other discovery costs, and other expenses, costs or fees paid or otherwise incurred by the prevailing party in connection with the Arbitration.

4.11 Motion to Vacate. Following the entry of the Arbitration Award, if either party desires to file a Motion to Vacate the Arbitration Award with a court in Salt Lake County, Utah, it must do so within the earlier of: (a) thirty (30) days of entry of the Arbitration; and (b) in response to the prevailing party’s Motion of Confirm the Arbitration Award.

5. Arbitration Appeal.

5.1 Initiation of Appeal. Following the entry of the Arbitration Award, either party (the “Appellant”) shall have a period of thirty (30) calendar days in which to notify the other party (the “Appellee”), in writing, that the Appellant elects to appeal (the “Appeal”) the Arbitration Award (such notice, an “Appeal Notice”) to a panel of arbitrators as provided in Paragraph 5.2 below. The date the Appellant delivers an Appeal Notice to the Appellee is referred to herein as the “Appeal Date”. The Appeal Notice must be delivered to the Appellee in accordance with the provisions of Paragraph 4.1 above with respect to delivery of an Arbitration Notice. In addition, together with delivery of the Appeal Notice to the Appellee, the Appellant must also pay for (and provide proof of such payment to the Appellee together with delivery of the Appeal Notice) a bond in the amount of 110% of the sum the Appellant owes to the Appellee as a result of the Arbitration Award the Appellant is appealing. In the event an Appellant delivers an Appeal Notice to the Appellee (together with proof of payment of the applicable bond) in compliance with the provisions of this Paragraph 5.1, the Appeal will occur as a matter of right and, except as specifically set forth herein, will not be further conditioned. In the event a party does not deliver an Appeal Notice (along with proof of payment of the applicable bond) to the other party within the deadline prescribed in this Paragraph 5.1, such party shall lose its right to appeal the Arbitration Award. The Arbitration Award will be considered final until the Appeal Notice has been properly delivered and the applicable appeal bond has been posted (along with proof of payment of the applicable bond). The parties acknowledge and agree that any Appeal shall be deemed part of the parties’ agreement to arbitrate for purposes of these Arbitration Provisions and the Arbitration Act.

5.2 Selection and Payment of Appeal Panel. In the event an Appellant delivers an Appeal Notice to the Appellee (together with proof of payment of the applicable bond) in compliance with the provisions of Paragraph 5.1 above, the Appeal will be heard by a three (3) person arbitration panel (the “Appeal Panel”).

(a) Within ten (10) calendar days after the Appeal Date, the Appellee shall select and submit to the Appellant the names of five (5) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Services (http://www.utahadrservices.com) (such five (5) designated persons hereunder are referred to herein as the “Proposed Appeal Arbitrators”). For the avoidance of doubt, each Proposed Appeal Arbitrator must be qualified as a “neutral” with Utah ADR Services, and shall not be the arbitrator who rendered the Arbitration Award being appealed (the “Original Arbitrator”). Within five (5) calendar days after the Appellee has submitted to the Appellant the names of the Proposed Appeal Arbitrators, the Appellant must select, by written notice to the Appellee, three (3) of the Proposed Appeal Arbitrators to act as the members of the Appeal Panel. If the Appellant fails to select three (3) of the Proposed Appeal Arbitrators in writing within such 5-day period, then the Appellee may select such three (3) arbitrators from the Proposed Appeal Arbitrators by providing written notice of such selection to the Appellant.

(b) If the Appellee fails to submit to the Appellant the names of the Proposed Appeal Arbitrators within ten (10) calendar days after the Appeal Date pursuant to subparagraph (a) above, then the Appellant may at any time prior to the Appellee so designating the Proposed Appeal Arbitrators, identify the names of five (5) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Service (none of whom may be the Original Arbitrator) by written notice to the Appellee. The Appellee may then, within five (5) calendar days after the Appellant has submitted notice of its selected arbitrators to the Appellee, select, by written notice to the Appellant, three (3) of such selected arbitrators to serve on the Appeal Panel. If the Appellee fails to select in writing within such 5-day period three (3) of the arbitrators selected by the Appellant to serve as the members of the Appeal Panel, then the Appellant may select the three (3) members of the Appeal Panel from the Appellant’s list of five (5) arbitrators by providing written notice of such selection to the Appellee.

(c) If a selected Proposed Appeal Arbitrator declines or is otherwise unable to serve, then the party that selected such Proposed Appeal Arbitrator may select one (1) of the other five (5) designated Proposed Appeal Arbitrators within three (3) calendar days of the date a chosen Proposed Appeal Arbitrator declines or notifies the parties he or she is unable to serve as an arbitrator. If at least three (3) of the five (5) designated Proposed Appeal Arbitrators decline or are otherwise unable to serve, then the Proposed Appeal Arbitrator selection process shall begin again in accordance with this Paragraph 5.2; provided, however, that any Proposed Appeal Arbitrators who have already agreed to serve shall remain on the Appeal Panel.

(d) The date that all three (3) Proposed Appeal Arbitrators selected pursuant to this Paragraph 5.2 agree in writing (including via email) delivered to both the Appellant and the Appellee to serve as members of the Appeal Panel hereunder is referred to herein as the “Appeal Commencement Date”. No later than five (5) calendar days after the Appeal Commencement Date, the Appellee shall designate in writing (including via email) to the Appellant and the Appeal Panel the name of one (1) of the three (3) members of the Appeal Panel to serve as the lead arbitrator in the Appeal proceedings. Each member of the Appeal Panel shall be deemed an arbitrator for purposes of these Arbitration Provisions and the Arbitration Act, provided that, in conducting the Appeal, the Appeal Panel may only act or make determinations upon the approval or vote of no less than the majority vote of its members, as announced or communicated by the lead arbitrator on the Appeal Panel. If an arbitrator on the Appeal Panel ceases or is unable to act during the Appeal proceedings, a replacement arbitrator shall be chosen in accordance with Paragraph 5.2 above to continue the Appeal as a member of the Appeal Panel. If Utah ADR Services ceases to exist or to provide a list of neutrals, then the arbitrators for the Appeal Panel shall be selected under the then prevailing rules of the American Arbitration Association.

(d) Subject to Paragraph 5.7 below, the cost of the Appeal Panel must be paid entirely by the Appellant.

5.3 Appeal Procedure. The Appeal will be deemed an appeal of the entire Arbitration Award. In conducting the Appeal, the Appeal Panel shall conduct a de novo review of all Claims described or otherwise set forth in the Arbitration Notice. Subject to the foregoing and all other provisions of this Paragraph 5, the Appeal Panel shall conduct the Appeal in a manner the Appeal Panel considers appropriate for a fair and expeditious disposition of the Appeal, may hold one or more hearings and permit oral argument, and may review all previous evidence and discovery, together with all briefs, pleadings and other documents filed with the Original Arbitrator (as well as any documents filed with the Appeal Panel pursuant to Paragraph 5.4(a) below). Notwithstanding the foregoing, in connection with the Appeal, the Appeal Panel shall not permit the parties to conduct any additional discovery or raise any new Claims to be arbitrated, shall not permit new witnesses or affidavits, and shall not base any of its findings or determinations on the Original Arbitrator’s findings or the Arbitration Award.

5.4 Timing.

(a) Within seven (7) calendar days of the Appeal Commencement Date, the Appellant (i) shall deliver or cause to be delivered to the Appeal Panel copies of the Appeal Notice, all discovery conducted in connection with the Arbitration, and all briefs, pleadings and other documents filed with the Original Arbitrator (which material Appellee shall have the right to review and supplement if necessary), and (ii) may, but is not required to, deliver to the Appeal Panel and to the Appellee a Memorandum in Support of the Appellant’s arguments concerning or position with respect to all Claims, counterclaims, issues, or accountings presented or pleaded in the Arbitration. Within seven (7) calendar days of the Appellant’s delivery of the Memorandum in Support, as applicable, the Appellee shall deliver to the Appeal Panel and to the Appellant a Memorandum in Opposition to the Memorandum in Support. Within seven (7) calendar days of the Appellee’s delivery of the Memorandum in Opposition, as applicable, the Appellant shall deliver to the Appeal Panel and to the Appellee a Reply Memorandum to the Memorandum in Opposition. If the Appellant shall fail to substantially comply with the requirements of clause (i) of this subparagraph (a), the Appellant shall lose its right to appeal the Arbitration Award, and the Arbitration Award shall be final. If the Appellee shall fail to deliver the Memorandum in Opposition as required above, or if the Appellant shall fail to deliver the Reply Memorandum as required above, then the Appellee or the Appellant, as the case may be, shall lose its right to so deliver the same, and the Appeal shall proceed regardless.

(b) Subject to subparagraph (a) above, the parties hereby agree that the Appeal must be heard by the Appeal Panel within thirty (30) calendar days of the Appeal Commencement Date, and that the Appeal Panel must render its decision within thirty (30) calendar days after the Appeal is heard (and in no event later than sixty (60) calendar days after the Appeal Commencement Date).

5.5 Appeal Panel Award. The Appeal Panel shall issue its decision (the “Appeal Panel Award”) through the lead arbitrator on the Appeal Panel. Notwithstanding any other provision contained herein, the Appeal Panel Award shall (a) supersede in its entirety and make of no further force or effect the Arbitration Award (provided that any protective orders issued by the Original Arbitrator shall remain in full force and effect), (b) be final and binding upon the parties, with no further rights of appeal, (c) be the sole and exclusive remedy between the parties regarding any Claims, counterclaims, issues, or accountings presented or pleaded in the Arbitration, and (d) be promptly payable in United States dollars free of any tax, deduction or offset (with respect to monetary awards). Any costs or fees, including without limitation attorneys’ fees, incurred in connection with or incident to enforcing the Appeal Panel Award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The Appeal Panel Award shall include Default Interest (with respect to monetary awards) at the rate specified in the Pre-Paid Purchase for Default Interest both before and after the Arbitration Award. Judgment upon the Appeal Panel Award will be entered and enforced by a state or federal court sitting in Salt Lake County, Utah.

5.6 Relief. The Appeal Panel shall have the right to award or include in the Appeal Panel Award any relief which the Appeal Panel deems proper under the circumstances, including, without limitation, specific performance and injunctive relief, provided that the Appeal Panel may not award exemplary or punitive damages.

5.7 Fees and Costs. As part of the Appeal Panel Award, the Appeal Panel is hereby directed to require the losing party (the party being awarded the least amount of money by the arbitrator, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any party) to (a) pay the full amount of any unpaid costs and fees of the Arbitration and the Appeal Panel, and (b) reimburse the prevailing party (the party being awarded the most amount of money by the Appeal Panel, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any part) the reasonable attorneys’ fees, arbitrator and Appeal Panel costs and fees, deposition costs, other discovery costs, and other expenses, costs or fees paid or otherwise incurred by the prevailing party in connection with the Arbitration (including without limitation in connection with the Appeal).

6. Miscellaneous.

6.1 Severability. If any part of these Arbitration Provisions is found to violate or be illegal under applicable law, then such provision shall be modified to the minimum extent necessary to make such provision enforceable under applicable law, and the remainder of the Arbitration Provisions shall remain unaffected and in full force and effect.

6.2 Governing Law. These Arbitration Provisions shall be governed by the laws of the State of Delaware without regard to the conflict of laws principles therein.

6.3 Interpretation. The headings of these Arbitration Provisions are for convenience of reference only and shall not form part of, or affect the interpretation of, these Arbitration Provisions.

6.4 Waiver. No waiver of any provision of these Arbitration Provisions shall be effective unless it is in the form of a writing signed by the party granting the waiver.

6.5 Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of these Arbitration Provisions.

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